Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER*

by and among

CARAVELLE INTERNATIONAL GROUP,

PACIFICO ACQUISITION CORP.,

PACIFICO INTERNATIONAL GROUP,

PACIFICO MERGER SUB 2 INC.

and

CARAVELLE GROUP CO., LTD.

dated as of April 5, 2022

*Certain exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the Registrant may request confidential treatment of omitted items.

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TABLE OF CONTENTS CONTINUED

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TABLE OF CONTENTS CONTINUED

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of April 5, 2022 (this “Agreement”), is made and entered into by and among (i) Caravelle International Group, a Cayman Islands exempted company (“PubCo”), (ii) Pacifico Acquisition Corp., a Delaware corporation (“SPAC”), (iii) Pacifico International Group, a Cayman Islands exempted company and a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”), (iv) Pacifico Merger Sub 2 Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub 2” and, together with PubCo and Merger Sub 1, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”) and (v) Caravelle Group Co., Ltd., a Cayman Islands exempted company (the “Company”).

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, PubCo is a newly formed entity and was formed for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Surviving Corporation (as defined below) and SPAC;

WHEREAS, Merger Sub 1 is a newly incorporated Cayman Islands exempted company with limited liability, wholly owned by PubCo, and was formed for the purpose of effectuating the Initial Merger (as defined below);

WHEREAS, Merger Sub 2 is a newly incorporated Delaware corporation, wholly owned by PubCo, and was formed for the purpose of effectuating the SPAC Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the Cayman Islands Companies Act (as revised) (the “Cayman Companies Act”), as applicable, (a) Merger Sub 1 will merge with and into the Company (the “Initial Merger”), the separate existence of Merger Sub 1 will cease and the Company will be the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of PubCo (the Company is hereinafter referred to for the periods from and after the Initial Merger Effective Time (as defined below) as the “Surviving Corporation”), and (b) following confirmation of the effective filing of the Initial Merger but on the same day, Merger Sub 2 will merge with and into SPAC (the “SPAC Merger” and together with the Initial Merger, the “Mergers”), the separate existence of Merger Sub 2 will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo;

WHEREAS, upon the Initial Merger Effective Time, the holders of Company Ordinary Shares (as defined below) will receive Ordinary Shares of PubCo, par value $0.0001 per share (“PubCo Ordinary Shares”) in accordance with this Agreement, the Plan of Initial Merger (as defined below), and the PubCo Governing Documents, and upon the SPAC Merger Effective Time (as defined below), the holders of SPAC Common Stock will receive PubCo Ordinary Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, SPAC, the Company and the Key Company Shareholders (as defined below) have entered into a voting and support agreement in the form attached hereto as Exhibit A (the “Shareholder Support Agreement”) pursuant to which, among other things, the Key Company Shareholders (i) will not transfer and will vote their Company Ordinary Shares in favor of this Agreement (including by execution of written resolutions), the Mergers and the other Transactions, and (ii) consent to the termination of any Side Letters (if any) (as each such term is defined below) effective at the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, the Company, SPAC and Sponsor have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (i) will not transfer and will vote its shares of SPAC Common Stock or any additional shares of SPAC Common Stock it acquires prior to the SPAC Stockholder Meeting (as defined below) in favor of this Agreement, the Mergers and the other Transactions and each of the Transaction Proposals (as defined below), (ii) will not redeem any shares of SPAC Common Stock in connection with the SPAC Merger, and (iii) waives its anti-dilution rights under the SPAC Charter;

WHEREAS, concurrently with the execution and delivery of this Agreement, PubCo, and the shareholders of Company Ordinary Shares have entered into lock-up agreements in the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreements”) pursuant to which, among other things, such shareholders will not sell, for the period set forth in the Lock-Up Agreements, the PubCo Ordinary Shares that they will receive in the Initial Merger;

WHEREAS, at Closing, PubCo, certain holder of Company Ordinary Shares, certain shareholders of SPAC Common Stock, and the holders of the private SPAC Units will enter into a registration rights agreement in customary form and substance attached hereto as Exhibit D (the “Registration Rights Agreement”) pursuant to which, among other things, PubCo agrees to provide the above holders with certain rights relating to the registration for resale of the PubCo Ordinary Shares that they will receive by Closing;

WHEREAS, each of the board of directors of SPAC (the “SPAC Board”), the board of directors of PubCo (the “PubCo Board”), the board of directors of Merger Sub 1 (the “Merger Sub 1 Board”), the board of directors of Merger Sub 2 (the “Merger Sub 2 Board”) and the board of directors of the Company (the “Company Board”) has (i) determined that it is fair to, advisable for and in the best interests of, respectively, SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company and their respective stockholders and shareholders, as applicable, to enter into this Agreement and to consummate the Mergers and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Mergers and the other Transactions, and (iii) determined to recommend to their respective stockholders and shareholders the approval and adoption of this Agreement, the Mergers and the other Transactions; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Initial Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, (ii) the SPAC Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, and (iii) taken together, the PIPE Investments (as defined below), the Initial Merger, and the SPAC Merger will qualify as an exchange under Section 351 of the Code, (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (c) the SPAC Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any stockholder of SPAC (other than any stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a), (b) and (c), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

1.1.1 “Acquisition Proposal” means, as to the Company or SPAC, other than: (1) the Transactions, and (2) the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 20% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 20% or more of any class of equity or voting securities (for the avoidance of doubt, excluding a sale of warrant(s) issued by such Person prior to the date of this Agreement by a warrant holder) of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries.

1.1.2 “Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

1.1.3 “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

1.1.4 “Alternative Transaction” means, (i) as to the Company, a transaction (other than any Transaction) concerning the sale or transfer of (a) all or any material part of the business or assets of the Caravelle Companies (as defined below), taken as a whole, or (b) any of the Company Ordinary Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any Caravelle Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to SPAC, a transaction (other than any Transaction) involving the sale or transfer of SPAC Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

1.1.5 “Ancillary Agreements” means, collectively, (i) the Shareholder Support Agreement, (ii) the Sponsor Support Agreement, (iii) the Lock-Up Agreements, (iv) the PIPE Subscription Agreements, (v) the Registration Rights Agreement, and (vi) the PubCo Governing Documents.

1.1.6 “Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

1.1.7 “Business Combination” has the meaning set forth in Article Sixth of the SPAC Charter.

1.1.8 “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and the Cayman Islands are authorized or required by Law to close.

1.1.9 “Caravelle Companies” means the Company and all of its direct and indirect Subsidiaries.

1.1.10 “Caravelle Company Interests” means all of the outstanding equity interests of the Caravelle Companies.

1.1.11 “Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

1.1.12 “Code” means the U.S. Internal Revenue Code of 1986.

1.1.13 “Company Articles” means the Articles of Association of the Company as adopted on April 1, 2021.

1.1.14 “Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars). As of Closing, assuming the sum of the Fully-Diluted Company Shares is 50,000, the Company Exchange Ratio would be 1:1,000.

1.1.15 “Company Governing Documents” means, collectively, the Company Memorandum and the Company Articles.

1.1.16 “Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) the Licensed Intellectual Property.

1.1.17 “Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Caravelle Companies, taken as a whole or (ii) the ability of the Caravelle Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws, accounting rules or any interpretation, enforcement or implementation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any Caravelle Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Caravelle Companies operate, (h) any matter existing as of the date of this Agreement to the extent expressly set forth on the Company Disclosure Letter, (i) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 6.3, unless otherwise agreed by SPAC to be subject to this exception (i)) of, SPAC (other than actions contemplated by this Agreement or any Ancillary Agreement), (j) any Events that are cured by the Company prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (l) the announcement, pendency or completion of the Transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company, or (m) any worsening of the Events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Caravelle Companies, taken as a whole, relative to other participants in the industries or geographical areas in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

1.1.18 “Company Memorandum” means the Memorandum of Association of the Company as adopted on April 1, 2021.

1.1.19 “Company Ordinary Shares” means the ordinary shares of the Company, par value US$1.00 per share, as defined in the Company Memorandum.

1.1.20 “Company Products” means each product, service, solution or offering (together with all Intellectual Property, deliverables, technology and materials utilized as part thereof) developed by or on behalf of any of the Caravelle Companies that (i) have been sold, distributed or made available to third parties by any of the Caravelle Companies, or manufactured by any of the Caravelle Companies, or ordered or purchased by third parties from the Company or its Subsidiaries, in each case at any time during the 3-year period preceding the date of this Agreement or (ii) that, as of the date hereof have, in whole or in part, entered any prototype or similar development stage, process or status.

1.1.21 “Company Shareholder” means any holder of any Company Ordinary Shares.

1.1.22 “Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the Caravelle Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and execution of this Agreement, the Ancillary Agreements and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Caravelle Companies at or after the Closing pursuant to any agreement to which any of the Caravelle Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c). For the avoidance of doubt, in the event that SPAC shall be extended beyond its initial twelve (12) months term, the Company Transaction Expenses includes the fees and expenses to extend the existence of SPAC beyond its initial twelve months.

1.1.23 “Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or IT Systems or violation or suspected (after investigation that did not eliminate such suspicion) violation of Privacy Laws, computer security policies, acceptable use policies, standard security practices or Privacy Policies. Examples of such incidents include: (i) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (ii) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (iii) an attacker obtains sensitive data and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (iv) a user provides or exposes sensitive information to others through peer-to-peer file sharing services.

1.1.24 “Confidential Information” means any non-public information of or concerning the Caravelle Companies or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property, whether existing or being developed.

1.1.25 “Contract Worker” means any independent contractor, consultant, temporary employee, leased employee or other agent employed or used with respect to the operation of the business of the Caravelle Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2 or other equivalent foreign form/document.

1.1.26 “Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

1.1.27 “Copyrights” means all rights in copyrights, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

1.1.28 “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

1.1.29 “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act.

1.1.30 “Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

1.1.31 “Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

1.1.32 “Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

1.1.33 “DTC” means the Depository Trust Company.

1.1.34 “Earnout Event I” means the date on which PubCo furnishes its unaudited financial statements for the six month period ending June 30, 2023 with the SEC reporting consolidated revenue of no less than $200,000,000 for the six months ending June 30, 2023, provided that such financial statements have been reviewed by PubCo’s independent auditors.

1.1.35 “Earnout Event II” means the date on which PubCo files its annual report for the year ending December 31, 2023 with the SEC reporting audited consolidated revenue of no less than $450,000,000 for the year ending December 31, 2023.

1.1.36 “Earnout Event” means Earnout Event I or Earnout Event II.

1.1.37 “Environmental Laws” means all applicable foreign federal, state and local Laws as in effect on the date of this Agreement arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

1.1.38 “Environmental Permits” means the Permits required for conducting the current business (including any business to be conducted before closing of this Agreement) of the Caravelle Companies under applicable Environmental Laws.

1.1.39 “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

1.1.40 “Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

1.1.41 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

1.1.42 “Export Laws” means (i) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

1.1.43 “Fully-Diluted Company Shares” means the total number of issued and outstanding Company Ordinary Shares as of immediately prior to the Initial Merger Effective Time, determined on a fully-diluted basis. As of the date of this Agreement, there are 50,000 Fully-Diluted Company Shares.

1.1.44 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.1.45 “Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Act and the “Governing Documents” of a Cayman Islands exempted company with limited liability are its memorandum of association and articles of association under the Cayman Companies Act, in each case, as amended and/or restated from time to time.

1.1.46 “Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

1.1.47 “Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

1.1.48 “Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic,” a “pollutant” or a “contaminant” pursuant to any applicable Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

1.1.49 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.1.50 “Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), and (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), and (g) all Indebtedness of another Person referred to in clauses (a) through (e) above guaranteed directly or indirectly, jointly or severally.

1.1.51 “Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information (including knowledge databases, customer lists and customer databases); (e) all domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (f) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (g) all other intellectual property or proprietary rights now known in any jurisdiction worldwide; (h) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights.

1.1.52 “Investment Company Act” means the United States Investment Company Act of 1940, as amended.

1.1.53 “IRS” means the United States Internal Revenue Service.

1.1.54 “IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by any of the Caravelle Companies and used in their business as currently conducted.

1.1.55 “Key Company Shareholders” means the persons and entities listed on Section 1.1.52 of the Company Disclosure Letter.

1.1.56 “Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

1.1.57 “Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Caravelle Companies or to which the Caravelle Companies otherwise has a right to use.

1.1.58 “Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the Caravelle Companies.

1.1.59 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.1.60 “Merger Consideration” means $500,000,000.

1.1.61 “Minimum Cash Amount” means $4,000,000 from all available sources (including the PIPE and amounts remaining in the Trust Account after the SPAC Share Redemption Amount), but prior to the payment of any expenses.

1.1.62 “Nasdaq” means the Nasdaq Stock Market.

1.1.63 “NDA” means the confidentiality agreement, dated as of September 23, 2021, between SPAC and the Company.

1.1.64 “NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

1.1.65 “OFAC” means the U.S. Office of Foreign Assets Control.

1.1.66 “Open Source Software” means all Software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

1.1.67 “Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person; and (ii) such action complies with, in all material respects, all applicable Laws.

1.1.68 “Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Caravelle Companies.

1.1.69 “Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

1.1.70 “PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

1.1.71 “Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any applicable Law, and all pending applications for any of the foregoing.

1.1.72 “Permitted COVID-19 Measures” means any COVID-19 Measures (i) except as would not reasonably be expected to have a Company Material Adverse Effect, to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, if material, or (ii) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which, if material, such party provides at least one (1) Business Days’ prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

1.1.73 “Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the real property of which the Leased Real Property is a part, and (D) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate up-to-date survey would show, in each case of clauses (A)-(D), that do not materially interfere with the present use of the Leased Real Property, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) limited, non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Caravelle Companies, (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Caravelle Companies, (xi) Liens identified in the Company Audited Financial Statements, (xii) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions; (xiii) such other imperfections of title or Liens, if any, arising in the ordinary course of business that in the aggregate are not material to the Caravelle Companies, (xiv) Liens securing any Indebtedness of the Caravelle Companies as of the date hereof, and (xv) Liens existing on the date hereof and listed on Section 3.7 of the Company Disclosure Letter.

1.1.74 “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

1.1.75 “Personal Information” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other data or information that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

1.1.76 “PIPE Investors” means those Persons who are participating in the PIPE Investments pursuant to a PIPE Subscription Agreement entered into with PubCo and SPAC no later than the Closing.

1.1.77 “Plan of Initial Merger” means the plan of merger substantially in the form attached hereto as Exhibit E and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act.

1.1.78 “Price per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Merger Consideration by the Fully-Diluted Company Shares.

1.1.79 “Privacy Laws” means all applicable Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

1.1.80 “Private Units Subscription Agreements” means the Subscription Agreement, dated September 13, 2021, by and between the Sponsor and SPAC, and the Subscription Agreement, dated September 13, 2021, by and between the Sponsor and Chardan Capital Markets, LLC, pursuant to which agreements SPAC issued an aggregate of 307,500 SPAC Units, $10.00 per SPAC Unit, to the Sponsor and Chardan Capital Markets, LLC in connection with the SPAC’s IPO.

1.1.81 “Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

1.1.82 “Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

1.1.83 “PubCo Governing Documents” means the Memorandum of Association and Articles of Association of PubCo, substantially in the form attached hereto as Exhibit F to be adopted by PubCo prior to Closing.

1.1.84 “PubCo Rights” means the issued and outstanding rights of PubCo, each such right convertible into one-tenth (1/10) of a PubCo Ordinary Share at the closing of a business combination.

1.1.85 “PubCo Unit” means a unit of PubCo comprised of one PubCo Ordinary Share and one PubCo Right.

1.1.86 “PubCo UPO” means the option to be issued to Chardan Capital Markets, LLC and/or its designees, to purchase up to an aggregate of 158,125 PubCo Units at a price of $11.50 per PubCo Unit.

1.1.87 “Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

1.1.88 “Remedial Action” means all action required under applicable Laws: (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

1.1.89 “Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

1.1.90 “Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

1.1.91 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.1.92 “SEC” means the United States Securities and Exchange Commission.

1.1.93 “Securities Act” means the United States Securities Act of 1933, as amended.

1.1.94 “Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections, and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

1.1.95 “SPAC Bylaws” means the bylaws of SPAC in effect immediately prior to the SPAC Merger Effective Time, as amended and/or restated from time to time.

1.1.96 “SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC, dated September 13, 2021, as amended and/or restated from time to time.

1.1.97 “SPAC Common Stock” means, common stock of SPAC, par value $0.0001 per share.

1.1.98 “SPAC Governing Documents” means, collectively, the SPAC Charter and the SPAC Bylaws.

1.1.99 “SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter as of the date of this Agreement to the extent expressly set forth on the SPAC Disclosure Letter, (g) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 7.3, unless otherwise agreed by the Company to be subject to this exception (g)) of, the Company (other than actions contemplated by this Agreement or any Ancillary Agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) any Events generally applicable to blank check companies or the market in which blank check companies operate; (j) any Events that are cured by SPAC prior to the Closing, or (k) any worsening of the Events referred to in clauses (b), (d), (e), (h) or (i) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (h) and (i), any such Event to the extent it disproportionately affects SPAC relative to other participants in the industries in which SPAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

1.1.100 “SPAC Securities” means the SPAC Common Stock, SPAC Rights, SPAC Units and SPAC UPO, collectively.

1.1.101 “SPAC Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all SPAC Share Redemptions.

1.1.102 “SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $50,000 to pay dissolution expenses) (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

1.1.103 “SPAC Stockholder” means any holder of any shares of SPAC Common Stock.

1.1.104 “SPAC Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.

1.1.105 “SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, mutually agreed upon by SPAC and the Company, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (B) any and all filing fees to the Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c).

1.1.106 “SPAC Units” means units of SPAC, each unit comprising one share of SPAC Common Stock and one SPAC Right to receive one-tenth (1/10) of a share of SPAC Common Stock upon the consummation of an initial business combination.

1.1.107 “SPAC UPO” means the option issued to Chardan Capital Markets, LLC and/or its designees, to purchase up to an aggregate of 158,125 SPAC Units at a price of $11.50 per SPAC Unit.

1.1.108 “SPAC Rights Agreement” means that certain Rights Agreement, dated September 13, 2021, by and between SPAC and American Stock Transfer & Trust Company, LLC, as the rights agent.

1.1.109 “SPAC Rights” means rights to receive shares of SPAC Common Stock (each such right to receive one-tenth (1/10) of a share of SPAC Common Stock).

1.1.110 “Stockholder Merger Consideration” means, with respect to each SPAC Stockholder or Company Shareholder, as applicable, subject to the terms and conditions of this Agreement, the sum of all PubCo Ordinary Shares receivable by such SPAC Stockholder pursuant to Section 2.3(g)(ii) or Company Shareholder pursuant to Section 2.2(g)(i) (and with respect to each such Company Shareholder, as allocated in accordance with the Payment Spreadsheet).

1.1.111 “Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

1.1.112 “Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

1.1.113 “Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

1.1.114 “Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

1.1.115 “Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

1.1.116 “Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

Other Definitions.

Acquisition Entities	Preamble
Acquisition Entity	Preamble
Agreement	Preamble
Agreement End Date	10.1(g)
Amended and Restated SPAC Rights Agreement	7.5
Anti-Money Laundering Laws	3.25
Cayman Companies Act	Recitals
Closing	2.4
Closing Date	2.4
Company	Preamble
Company Advised Parties	11.18(f)
Company Unaudited Financial Statements	3.4(a)
Company Board	Recitals
Company Board Recommendation	8.2(c)(ii)
Company Cure Period	10.1(h)
Company Deal Communications	11.18(g)
Company Disclosure Letter	Article III
Company Financial Statements	3.4(a)
Company Modification in Recommendation	8.2(c)(ii)
Company Non-Recourse Party	11.16(b)
Company Audited Financial Statements	6.10
Company Special Resolution	8.2(c)(i)
Company Written Consent	8.2(c)(i)
D&O Indemnified Parties	6.4(a)

Designated Entity	3.6(b)
DGCL	Recitals
Dissenting Shares	2.6(a)
Earnout Shares	2.11(a)
FCPA	3.24
First Extension Date	6.12
Foreign Antitrust Laws	2.11(f)
Half-year Financial Statements	6.7
Healthcare Reform Laws	3.21(l)
Initial Issuance	2.3(g)(ii)
Initial Merger	Recitals
Initial Merger Constituent Corporations	2.2(b)
Initial Merger Effective Time	2.2(c)
Initial Merger Filing Documents	2.2(c)
Intended Tax Treatment	Recitals
Interim Period	6.2
Internal Company Shareholder Ratio	2.10(a)
IP Licenses	3.6(f)
IPO	4.14
Lock-Up Agreements	Recitals
Material Contract	3.5(a)
Merger Consideration Shares	2.2(g)(i)
Merger Sub 1	Preamble
Merger Sub 1 Board	Recitals
Merger Sub 1 Share	5.2(a)
Merger Sub 2	Preamble
Merger Sub 2 Board	Recitals
Merger Sub 2 Share	5.2(a)
Mergers	Recitals
New SPAC Bylaws	2.3(d)
New SPAC Charter	2.3(d)
New SPAC Governing Documents	2.3(d)
Payment Spreadsheet	2.1(c)(iii)
PFIC	8.4(b)
PIPE Investment Amount	6.8(a)
PIPE Investments	6.8(a)
PIPE Subscription Agreements	6.8(a)
Price Threshold	2.11(b)
Prior Company Counsel	11.18(f)
Prior SPAC Counsel	11.18(a)
Privacy Policies	3.6(l)
Privileged Company Deal Communications	11.18(g)
Privileged SPAC Deal Communications	11.18(b)
Proxy/Registration Statement	8.2(a)(i)
PubCo	Preamble

PubCo Board	Recitals
PubCo Ordinary Shares	Recitals
PubCo Incentive Equity Plan	5.11
PubCo Ordinary Shares	Recitals
PubCo Share	5.2(a)
Public Stockholders	11.1
Real Property Lease	3.5(a)(iii)
Registration Rights Agreement	Recitals
Regulatory Approvals	8.1(a)
Related Party	3.19(a)
Released Claims	11.1
Shareholder Support Agreement	Recitals
Second Extension Date	6.12
Side Letters	2.5(a)(ii)
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	8.2(b)(ii)
SPAC Cure Period	10.1(i)
SPAC Deal Communications	11.18(b)
SPAC Disclosure Letter	Article IV
SPAC Financing Certificate	2.1(a)(ii)
SPAC Financial Statements	4.4(a)
SPAC Merger	Recitals
SPAC Merger Certificate	2.3(c)
SPAC Merger Constituent Corporations	2.3(b)
SPAC Merger Effective Time	2.3(a)
SPAC Modification in Recommendation	8.2(b)(ii)
SPAC Non-Recourse Party	11.16(b)
SPAC SEC Filings	4.13
SPAC Stockholder Meeting	8.2(a)(i)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Litigation	8.5
Surviving Corporation	Recitals
Surviving Corporation Articles	2.2(d)
Surviving Corporation Governing Documents	2.2(d)
Surviving Corporation Memorandum	2.2(d)
Terminating Company Breach	10.1(h)
Terminating SPAC Breach	10.1(i)
Transaction Proposals	8.2(a)(i)
Trust Account	11.1
Trust Agreement	4.14
Trustee	4.14

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” and (viii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Initial Merger Effective Time shall be construed to mean the Surviving Corporation and vice versa.

1.3 Knowledge. As used herein, (a) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified on Section 1.3(a) of the Company Disclosure Letter; (b) the phrase “to the knowledge of SPAC” shall mean the knowledge of the individuals identified on Section 1.3(b) of the SPAC Disclosure Letter, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II
TRANSACTIONS; CLOSING

2.1 Pre-Closing Actions.

(a) Company Transaction Expenses Certificate; SPAC Transaction Expenses Certificate; SPAC Financing Certificate; Payment Spreadsheet.

(i) No later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”). For the avoidance of doubt, nothing contained herein shall affect any invoices to the Company to be paid for any Company Transaction Expenses incurred in good faith after the delivery of the Company Transaction Expenses Certificate.

(ii) As soon as reasonably practicable (but in any event no later than two (2) Business Days) prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (B) a written report setting forth a list of all of the SPAC Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “SPAC Transaction Expenses Certificate”); and (C) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to SPAC (x) as of the date of this Agreement and (y) during the period between the date of this Agreement and the Closing to be converted into PubCo Ordinary Shares at Closing Date pursuant to Section 2.5(d) (the “SPAC Financing Certificate”). For the avoidance of doubt, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred in good faith after the delivery of the SPAC Transaction Expenses Certificate.

(iii) Promptly following delivery by (A) the Company of the Company Transaction Expenses Certificate pursuant to Section 2.1(a)(i) and (B) SPAC of the SPAC Transaction Expenses Certificate and the SPAC Financing Certificate pursuant to Section 2.1(a)(ii) and, in any event, not less than two (2) Business Days prior to the Closing Date the Company shall (1) deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth the portion of the Merger Consideration payable to each Company Shareholder in accordance with the terms of this Agreement and the Company Governing Documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of the Merger Consideration to the Company Shareholders pursuant to the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by parties hereof for purposes of issuing the Merger Consideration to the Company Shareholders pursuant to this Article II, absent manifest error. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein.

2.2 The Initial Merger.

(a) Initial Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Companies Act, at the Initial Merger Effective Time, Merger Sub 1 shall be merged with and into the Company, and the separate corporate existence of Merger Sub 1 shall cease, and the Company, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo.

(b) Effect of the Initial Merger. From and after the Initial Merger Effective Time, the effect of the Initial Merger shall be as provided in accordance with the applicable provisions of this Agreement, the Plan of Initial Merger and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub 1 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub 1 set forth in this Agreement to be performed after the Initial Merger Effective Time.

(c) Execution and Filing of Initial Merger Filing Documents. At the Closing, and prior to the SPAC Merger, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub 1 and the Company shall cause the Plan of Initial Merger, together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”), to be executed and duly submitted for filing with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Companies Act. The Initial Merger shall become effective at such time as the Plan of Initial Merger are duly registered by the Cayman Islands Registrar, or at such later time as Merger Sub 1 and the Company mutually agree in writing with the written consent of SPAC (subject to the requirements of the Cayman Companies Act) and as set forth in the Plan of Initial Merger (such date and time as the Initial Merger becomes effective, the “Initial Merger Effective Time”).

(d) Organizational Documents of the Company. At the Initial Merger Effective Time, the Company Articles and Company Memorandum, as in effect immediately prior to the Initial Merger Effective Time, attached hereto as Exhibit G (the “Surviving Corporation Articles”) and Exhibit H (the “Surviving Corporation Memorandum,” together with the Surviving Corporation Articles, the “Surviving Corporation Governing Documents”), respectively, shall be the articles and the memorandum of the Surviving Corporation, until thereafter amended as provided therein and under the Cayman Companies Act.

(e) Directors and Officers of the Surviving Corporation and PubCo.

(i) From and after the Initial Merger Effective Time, the officers of the Company holding such positions as set forth on Section 6.3(b) of the Company Disclosure Letter shall be the officers of the Surviving Corporation and shall be appointed as officers of PubCo, each such officer to hold office in accordance with the Surviving Corporation Governing Documents, or the PubCo Governing Documents, respectively.

(ii) From and after the Initial Merger Effective Time, the Persons identified as the initial directors of the Surviving Corporation in accordance with the provisions of Section 6.3(a) shall be the directors of the Surviving Corporation and shall be appointed as directors of PubCo, each to hold office in accordance with the Surviving Corporation Governing Documents, or the PubCo Governing Documents, respectively.

(f) Effect of the Initial Merger on Merger Sub 1 Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any party hereto or the holders of shares of Merger Sub 1, each share of Merger Sub 1 that is issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be converted into an equal number and class of shares of the Surviving Corporation, which shares shall constitute the only outstanding shares in the share capital of the Surviving Corporation.

(g) Effect of the Initial Merger on Company Ordinary Shares.

(i) Company Ordinary Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of Company Ordinary Shares, each Company Ordinary Share that is issued and outstanding immediately prior to the Initial Merger Effective Time, other than (x) any Company Treasury Shares referred to in Section 2.2(g)(ii) and (y) any Company Dissenting Shares referred to in Section 2.2(g)(iii), shall automatically be cancelled and cease to exist in exchange for the right to receive such number of newly issued PubCo Ordinary Shares at the Company Exchange Ratio, as such calculations are set forth in the Payment Spreadsheet as to each holder set forth therein (the “Merger Consideration Shares”), without interest, subject to rounding.  As of the Initial Merger Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 2.6(a)). The Payment Spreadsheet shall set forth the number of PubCo Ordinary Shares issuable to such Company Shareholder pursuant to this Agreement in respect of the Merger Consideration Shares.

(ii) Company Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, at the Initial Merger Effective Time, if there are any Company Ordinary Shares that are owned by the Company as treasury shares or any Company Ordinary Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Initial Merger Effective Time (collectively, “Company Treasury Shares”), such Company Treasury Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(iii) Company Dissenting Shares. Each of the Company Dissenting Shares issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled and cease to exist in accordance with Section 2.6(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.6(a).

2.3 The SPAC Merger.

(a) SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, immediately following confirmation of the effective filing of the Initial Merger, and effective on such date and time as the SPAC Merger becomes effective (the “SPAC Merger Effective Time”), Merger Sub 2 shall be merged with and into SPAC, and the separate corporate existence of Merger Sub 2 shall cease, and SPAC, as the surviving corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo. The completion of the Initial Merger is a condition precedent for the completion of the SPAC Merger.

(b) Effect of the SPAC Merger. From and after the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in accordance with the applicable provisions of this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub 2 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC, which shall include the assumption by SPAC of any and all agreements, covenants, duties and obligations of the Merger Sub 2 set forth in this Agreement to be performed after the SPAC Merger Effective Time.

(c) Filing of Certificate of Merger. At the Closing, and immediately following confirmation of the effective filing of the Initial Merger (subject to the satisfaction or waiver of all of the conditions set forth in this Agreement as of the filing of the Initial Merger), and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub 2 and SPAC shall cause (or if Merger Sub 2 and SPAC do not cause, the Company shall cause) a certificate of merger in respect of the SPAC Merger (substantially in the form attached hereto as Exhibit I) and such other documents as may be required in accordance with the applicable provisions of the DGCL or by any other applicable Law to make the SPAC Merger effective (collectively, the “SPAC Merger Certificate”), to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The SPAC Merger shall become effective at the time specified in the SPAC Merger Certificate pursuant to Section 2.3(a) when the Merger Certificate has been accepted for filing by the Delaware Secretary of State.

(d) [Intentionally Omitted]

(e) Directors and Officers of the SPAC.

(i) From and after the SPAC Merger Effective Time, the officers of the Company holding such positions as set forth on Section 2.3(e)(i) of the Company Disclosure Letter shall be appointed the officers of SPAC, each such officer to hold office in accordance with the SPAC Governing Documents.

(ii) From and after the SPAC Merger Effective Time, the Persons identified as the directors of the Company on Section 2.3(e)(ii) of the Company Disclosure Letter shall be appointed the directors of SPAC, each to hold office in accordance with the SPAC Governing Documents.

(f) Effect of the SPAC Merger on Merger Sub 2 Stock. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub 2, each share of capital stock of Merger Sub 2 that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into an equal number of shares of common stock of the SPAC, which shares shall, subject to Section 2.3(g), constitute the only shares of capital stock of the SPAC.

(g) Effect of the SPAC Merger on SPAC Securities.

(i) SPAC Units. At the SPAC Merger Effective Time, each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Common Stock and one SPAC Right in accordance with the terms of the applicable SPAC Unit, which underlying securities of SPAC shall be adjusted in accordance with the applicable terms of this Section 2.3(g)(i).

(ii) SPAC Common Stock. At the SPAC Merger Effective Time, and immediately following the separation of each SPAC Unit in accordance with Section 2.3(g)(i) above, by virtue of the SPAC Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of SPAC Common Stock or Chardan Capital Markets LLC, (x) SPAC shall issue 43,125 shares of SPAC Common Stock to Chardan Capital Markets LLC (and/or its designee(s)) as part of the deferred compensation pursuant to the underwriting agreement dated September 13, 2021 signed between the SPAC and Chardan Capital Markets LLC (the “Initial Issuance”); and (y) immediately following the Initial Issuance, each share of SPAC Common Stock that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued PubCo Ordinary Share without interest. As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to SPAC.

(iii) SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any shares of SPAC Common Stock that are owned by SPAC as treasury shares or any shares of SPAC Common Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such shares of SPAC Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iv) SPAC Rights. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC Right, every ten (10) SPAC Rights that were issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for one (1) newly issued PubCo Ordinary Share. As of the SPAC Merger Effective Time, each SPAC Right holder shall cease to have any other rights in and to SPAC.

(v) SPAC UPO. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC UPO, each SPAC UPO that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for one (1) PubCo UPO. As of the SPAC Merger Effective Time, each SPAC UPO holder shall cease to have any other rights in and to SPAC. Each of the PubCo UPOs shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the SPAC UPOs that are outstanding immediately prior to the SPAC Merger Effective Time. At or prior to the SPAC Merger Effective Time, the PubCo shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the PubCo UPOs remain outstanding, a sufficient number of PubCo Units for delivery upon the exercise of such PubCo UPOs and a sufficient number of PubCo Ordinary Shares for delivery upon the exercise of the PubCo Rights included in such PubCo UPOs.

2.4 Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Initial Merger and the SPAC Merger and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.5 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to SPAC:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii) evidence in form and substance reasonably acceptable to SPAC of the termination of all letter agreements between the Company and any of its investors (the “Side Letters”), if any or as applicable;

(iii) the Payment Spreadsheet; and

(iv) copies of the approvals, waivers or consents called for by Section 9.2(d), if any and as applicable.

(b) At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(ii) copies of the written resignations of all the directors and officers of SPAC prior to the SPAC Merger, effective as of the SPAC Merger Effective Time; and

(iii) a copy of the executed Amended and Restated SPAC Rights Agreement.

(c) At the Closing, (i) PubCo shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in the Company Transaction Expenses Certificate pursuant to Section 2.1(a)(i), which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) SPAC shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid SPAC Transaction Expenses as set forth in the SPAC Transaction Expenses Certificate pursuant to Section 2.1(a)(ii).

(d) At the Closing, in accordance with the SPAC Financing Certificate pursuant to Section 2.1(a)(ii), SPAC shall repay the outstanding amount due under loans made by the Sponsor or any of its Affiliates to SPAC, or at the lender’s discretion, up to $600,000 of the loans may be converted into PubCo Units at the price of $10 per unit (which, for example, would result in the holders being issued units to acquire 66,000 PubCo Ordinary Shares (which includes 6,000 PubCo Ordinary Shares issuable upon exercise of rights).

(e) At the Closing, subject to the terms and conditions of this Agreement, PubCo shall issue to each Company Shareholder such number of Merger Consideration Shares opposite such Company Shareholder’s name on the Payment Spreadsheet.

2.6 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Company Ordinary Shares that are issued and outstanding immediately prior to the Initial Merger Effective Time and that are held by Company Shareholders who have not voted in favor of the Initial Merger and who have given a notice of election to dissent pursuant to section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Company Dissenting Shares”) shall not be converted into, and any such holder of the Company Dissenting Shares (the “Company Dissenting Shareholder”) shall have no right to receive, any Stockholder Merger Consideration, and shall cease to have any of the rights as a shareholder of the Company (save for the right to be paid fair value for the Company Dissenting Shares). Any Company Shareholder who prior to the Initial Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Dissenting Shares pursuant to section 238 of the Cayman Companies Act shall be treated in the same manner as a Company Shareholder who did not give a notice of election to dissent pursuant to section 238 of the Cayman Companies Act.

(b) Prior to the Initial Merger Effective Time, the Company shall give SPAC (i) prompt notice of any notices of election to dissent pursuant to section 238 of the Cayman Companies Act received by the Company and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to section 238 of the Cayman Companies Act. Subject to the requirements of the Cayman Companies Act, the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Company Dissenting Shares or offer to settle or settle any demand made pursuant to Section 238 of the Cayman Companies Act.

2.7 Withholding. Each of PubCo, the Surviving Corporation, SPAC, Merger Sub 1 and Merger Sub 2 and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided that PubCo, the Surviving Corporation, SPAC, Merger Sub 1 and Merger Sub 2 or their agent, as applicable, shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by PubCo, the Surviving Corporation, SPAC, Merger Sub 1 or Merger Sub 2 or their agent, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.8 Earnout.

(a) Following the Closing, and as additional contingent consideration for the Mergers and the other Transactions, within ten (10) Business Days after the occurrence of an Earnout Event, PubCo shall issue or cause to be issued to such shareholders of the Company (the “Earnout Participants,” as listed on the Schedule I attached hereto) pro rata the following additional shares of PubCo Ordinary Shares (which shall be equitably adjusted for share subdivisions, share consolidations, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to PubCo Ordinary Shares occurring on or after the date hereof, the “Earnout Shares” as set forth on Schedule I), upon the terms and subject to the conditions set forth in this Agreement and the other Ancillary Agreements:

(i) upon the occurrence of Earnout Event I, a one-time issuance of 15,000,000 Earnout Shares; and

(ii) upon the occurrence of Earnout Event II, a one-time issuance of 20,000,000 Earnout Shares.

(b) For the avoidance of doubt, the Earnout Participants shall be entitled to receive Earnout Shares upon the occurrence of each Earnout Event.

(c) No Earnout Shares issuable pursuant to this Section 2.8, if any, shall be released to any Company Shareholder who is required to file notification pursuant to the HSR Act or under any applicable antitrust or other competition Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”) until any applicable waiting period pursuant to the HSR Act or Foreign Antitrust Laws has expired or been terminated (provided, that any such Company Shareholder has notified PubCo of such required filing pursuant to the HSR Act or Foreign Antitrust Laws in connection therewith following reasonable advance notice from PubCo of the reasonably anticipated issuance of Earnout Shares).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter in accordance with Section 11.9).

3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Governing Documents. The Company is presently qualified to do business in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company Governing Documents and the governing documents of each other Caravelle Company, including all amendments thereto as in effect as of the date of this Agreement.

3.2 Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 3.2(a) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate or other entity power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) As of the date of this Agreement, the maximum number and the classes of shares the Company is authorized to issue and has issued is 50,000 Company Ordinary Shares, 50,000 of which are issued;

(c) All Company Ordinary Shares that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Ordinary Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

(d) Other than the Company Written Consent or Company Special Resolution, there is no consent required of the holders of any class or series of Company Ordinary Shares or other Company Shareholders to approve the Mergers, the Plan of Initial Merger or the transactions contemplated by this Agreement.

(e) Except as set forth in the Company Disclosure Letter, there are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Ordinary Shares. Except as set forth in Section 3.2(e) of the Company Disclosure Letter, and the Company Governing Documents, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

(f) Except as set forth in Section 3.2(f) of the Company Disclosure Letter, none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or terms of such agreement upon the occurrence of any event or combination of events. The Company has no obligation (contingent or otherwise) to purchase or redeem any of the Company Ordinary Shares.

(g) The only Company Ordinary Shares that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the Initial Merger.

3.3 Due Authorization. All corporate action on the part of each of the Caravelle Companies and their respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent or the Company Special Resolution, (ii) the filing of the Initial Merger Filing Documents and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

3.4 Financial Statements.

(a) The Company has made available to SPAC the consolidated statement of financial position of the Caravelle Companies as of October 31, 2021 and October 31, 2020, and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended (collectively, the “Company Unaudited Financial Statements,” and together with the Company Audited Financial Statements and the (to the extent required in accordance with Section 6.7(a)), and Half-year Financial Statements (to the extent required in accordance with Section 6.7(c)) (each as defined below), following delivery, collectively, the “Company Financial Statements”). The Company Financial Statements including any related notes are true and correct in all material respects and present fairly the financial condition, operating results, shareholders’ equity and cash flows of the Caravelle Companies as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Half-year Financial Statements, subject to normal recurring year-end adjustments that, individually or in the aggregate, would not be material in amount or effect and the absence of notes. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to the Caravelle Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the Caravelle Companies) is made known to the management of the Company by others within any of the Caravelle Companies and are effective in recording, processing, summarizing and reporting financial data. The Caravelle Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since October 31, 2019, neither the Company nor, to the knowledge of the Company, any Representative of any of the Caravelle Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Caravelle Companies with respect to the Company Financial Statements or the internal accounting controls of any of the Caravelle Companies, including any written complaint, allegation, assertion or claim that any of the Caravelle Companies has engaged in questionable accounting or auditing practices. Since October 31, 2019, no attorney representing any of the Caravelle Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the Caravelle Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof.

(d) Since October 31, 2019, none of the Caravelle Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Caravelle Companies prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter.

3.5 Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Letter lists all material Contracts to which any Caravelle Company is a party, by which any Caravelle Company is bound or to which any Caravelle Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) obligations of, or payments to, any of the Caravelle Companies of $1,000,000 or more;

(ii) any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $500,000 or more, including any convertible debt/equity instruments;

(iii) any real property leasehold interest (“Real Property Lease”) involving aggregate payments in excess of $2,500 per month in the calendar year ended October 31, 2021;

(iv) any IP Licenses required to be listed on Section 3.6(f) of the Company Disclosure Letter;

(v) the grant of rights to manufacture, produce, assemble, license, market or sell any Company Products with an aggregate or one-time consideration exceeding $500,000;

(vi) Contracts with any Governmental Authority;

(vii) Contracts which (A) remain in effect immediately following the Closing and limit the right of any Caravelle Company to engage in any line of business or in any geographic area, or to Develop, manufacture, produce, assemble, license or sell any products or services (including the Company Products), or to compete with any Person; (B) grant any exclusive license of material Intellectual Property to any Person that is not a Caravelle Company or (C) involve any joint, collaborative or other Development or contribution of any material Intellectual Property by any Caravelle Company;

(viii) Contracts between (A) on the one hand, any of the Caravelle Companies, and (B) on the other hand, any Company Shareholder, including all Side Letters;

(ix) Contracts that in the Company’s determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) True, correct and complete copies of the Contracts required to be listed on Section 3.5(a) of the Company Disclosure Letter, have been delivered to or made available to SPAC prior to the date of this Agreement, together with all amendments thereto.

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, all Contracts to which any of the Caravelle Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the Caravelle Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be in default under any Contract to which any of the Caravelle Companies is or will be a party or by which its assets are bound.

(d) Since October 31, 2021, none of the Caravelle Companies has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock or other equity interests or made any loans or advances to any Person, other than ordinary advances to employees for travel expenses.

3.6 Intellectual Property.

(a) Section 3.6(a) of the Company Disclosure Letter sets forth an accurate and complete list of each item of Owned Intellectual Property which is Registered IP, in each case, (x) enumerating specifically the applicable filing, serial or registration/application number, title, jurisdiction, status, date of filing/issuance, registrar and current applicant(s)/registered owners(s), as applicable, and (y) listing any Person that has an ownership interest in such item of Intellectual Property and the nature of the ownership interest.

(b) Except as set forth on Section 3.6(b) of the Company Disclosure Letter, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the Development or commercialization, in whole or in part, of any Owned Intellectual Property and no Designated Entity has any right, title or interest (including any usage, license, “march in,” ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(c) To the best knowledge of the Company, as of the date of this Agreement, there are no Actions currently before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world (including before U.S. Patent and Trademark Office, the U.S. Copyright Office, or similar authority anywhere in the world), including any interference, reexamination, cancellation, nullity or opposition proceedings or inventorship challenges, in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any of the Owned Intellectual Property, or to which any of the Caravelle Companies is a party with respect to any Intellectual Property used, held for use, practiced or intended to be practiced, in connection with the business of the Caravelle Companies.

(d) The Caravelle Companies (i) are the sole and exclusive owner of, and possess all right, title, and interest in and to, any and all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) duly license or otherwise possess the right to use any and all other Intellectual Property used or held for use by, for, or on behalf of the Caravelle Companies in the operation of or in connection with the business, including the Licensed Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the business of the Caravelle Companies as conducted prior to the Closing. The Caravelle Companies have taken all reasonably necessary actions consistent with applicable Law to maintain and protect each item of Owned Intellectual Property material to the business of the Caravelle Companies, including with respect to the validity and enforceability thereof. To the knowledge of the Company, except as described in Section 3.6(d) of the Company Disclosure Letter, none of the Caravelle Companies is a party to or bound by any Contract that materially limits, restricts, or impairs its or their ability to use, sell, transfer, assign, license or convey any of their interests in the Owned Intellectual Property. The Owned Intellectual Property is not subject to joint ownership by any third party.

(e) All of the Owned Intellectual Property that is material to the business of the Caravelle Companies, including any and all registrations, issuances and applications thereof, is enforceable, subsisting, and, to the Company’s knowledge, valid, and payment of all renewal and maintenance fees, costs and expenses and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Caravelle Companies, and all filings related thereto have been duly made. The Caravelle Companies have not and are not conducting the business in a manner that would result in (or to the knowledge of the Company, could reasonably be expected to result in) the cancellation or unenforceability of any such Owned Intellectual Property.

(f) Section 3.6(f) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts (i) pursuant to which the Caravelle Companies use any Licensed Intellectual Property (other than licenses for unmodified, commercially available Software or IT Systems with aggregate annual license, maintenance or services fees of less than $500,000) or (ii) pursuant to which the Caravelle Companies have granted to a third party any right in or to any Intellectual Property (excluding agreements entered into in the Ordinary Course of Business with customers) (collectively, the “IP Licenses”). Prior to the date of this Agreement, SPAC either has been supplied with, or has been given access to, a true, correct and complete (A) copy of each written IP License, and (B) summary of all of the material terms and conditions of each oral IP License, in each case together with all amendments, supplements, waivers or other changes thereto. None of the Caravelle Companies or, to the knowledge of the Company, any other party thereto is in material breach, violation of or default under any IP License. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the Caravelle Companies or, to the knowledge of the Company, the other parties thereto under any IP License. The Caravelle Companies are not participating in any discussions or negotiations regarding the modification of or amendment to any IP License or the entry into any Contract which, if executed prior to the date of this Agreement, would be an IP License and the Company has not waived, abandoned, encumbered, released or assigned any material rights or claims, including Intellectual Property, under any IP License. The Caravelle Companies have not received any written notice or written threat that any other party intends to terminate or not renew, or seek to amend or modify the terms of, any IP License. Except as disclosed in Section 3.6(f) of the Company Disclosure Letter, all IP Licenses arose in bona fide arm’s length transactions in the Ordinary Course.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the operation and conduct of the business of the Caravelle Companies (including Company Products), nor the use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringes, dilutes, violates, interferes with, misappropriates or makes unlawful use of (or since November 1, 2017, infringed, diluted, violated, interfered with, misappropriated or made unlawful use of) any Intellectual Property or other proprietary rights of any other Person and the consummation of the Mergers will not cause the operation and conduct of the business of the Caravelle Companies, including the use of all Company Intellectual Property, to infringe, dilute, violate, interfere with, misappropriate or make unlawful use of any Intellectual Property or other proprietary rights of any other Person in any material respect. Since November 1, 2017, none of the Caravelle Companies has received in writing any actual or threatened claim (including in the form of a demand letter or offer of license), demand, or suit based on: (i) an alleged violation of any of the foregoing, or (ii) any possible or potential infringement, dilution, violation, interference, misappropriation or unlawful use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof alleging that the operation of the business or the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringe any proprietary right of any other Person. To the knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. None of the Caravelle Companies has received any written offer of license or notice claiming any rights contrary to the foregoing. To the knowledge of the Company, there is no actual or threatened in writing infringement, violation, interferences, dilution, misappropriation or unlawful use by a third party of any of the Company Intellectual Property. The Caravelle Companies have taken reasonable security measures to protect the confidentiality of all Confidential Information owned by the Caravelle Companies or used by the Caravelle Companies in their business. To the knowledge of the Company, no Person has in the past or is currently infringing, violating, interfering with, misappropriating or unlawfully using any Owned Intellectual Property or any rights of the Caravelle Companies in any Licensed Intellectual Property.

(h) Except as described in Section 3.6(h)(1) of the Company Disclosure Letter, the Company Intellectual Property is sufficient for the Surviving Corporation and its Affiliates to carry on the business in all material respects from and after the Initial Merger as presently carried on by Caravelle Companies, consistent with past practice. To the knowledge of the Company, except as described in Section 3.6(h)(2) of the Company Disclosure Letter, upon the Closing, the Caravelle Companies will continue to have the right to use all Licensed Intellectual Property on identical terms and conditions as the Caravelle Companies enjoyed immediately prior to the Closing.

(i) Each current and former employee of the Caravelle Companies who works or worked in connection with any part of the business of the Caravelle Companies, and each current and former Contract Worker who provides or provided services to the Caravelle Companies, in each case, that was or is involved in the Development of any material Intellectual Property has executed a valid and binding written agreement expressly assigning to the Caravelle Companies all right, title and interest in and to all Intellectual Property Developed during the term of such employee’s employment or such Contract Worker’s work for the Caravelle Companies, except to the extent that the Caravelle Companies have acquired rights to such Intellectual Property by operation of Law, and has waived all moral rights therein to the extent applicable and legally permissible.

3.7 Title to Properties and Assets; Liens. Except as set forth in Section 3.7 of the Company Disclosure Letter, each of the Caravelle Companies has good and marketable title to its properties, assets and rights, including the Company Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens. With respect to the properties, assets and rights it leases, each of the Caravelle Companies is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the Caravelle Companies (including any Company Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the Caravelle Companies, except for such properties, assets and rights the loss of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such properties, assets and rights constitute all the properties, assets and rights necessary for the Caravelle Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

3.8 Real Property.

(a) None of the Caravelle Companies own, or has ever owned, any real property.

(b) No Caravelle Company is in material default under the Real Property Leases, and to the Company’s knowledge, there is no default by any lessor under or disputes as to any such Real Property Lease.

(c) All buildings, structures, improvements, fixtures, building systems and equipment included in the Leased Real Property are in reasonable operating condition and repair in all material respects.

(d) Each Caravelle Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the applicable Caravelle Company that is the lessee, or lessor, enforceable against such Caravelle Company in accordance with its terms.

(e) Each Caravelle Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

3.9 Environmental Matters.

(a) Except as set forth in Section 3.9 of the Company Disclosure Letter:

(i) except as would not reasonably be expected to have a Company Material Adverse Effect, (A) since January 1, 2020, each Caravelle Company has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws; and (B) the Leased Real Property is in material compliance with the provisions of all applicable Environmental Laws, to the extent any Caravelle Company is responsible for such compliance;

(ii) each Caravelle Company possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, except where the failure to obtain the same would not reasonably be expected to have a Company Material Adverse Effect, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any Caravelle Company have been made available to Purchaser;

(iii) to the knowledge of the Company, no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape in each case by any Caravelle Company on, in, under, or from the Leased Real Property except in compliance with all Environmental Laws and Environmental Permits, and except as would not reasonably be expected to required investigation or result in the incurrence of material liability ;

(iv) No Caravelle Company has received written notice from any Governmental Authority of any material violations of applicable Environmental Laws or any material violations concerning any Hazardous Materials;

(v) the Company has made available to SPAC all: (i) copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company, or any Caravelle Company within the last five (5) years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials by any Caravelle Company at, in, on or under the Leased Real Property; and (ii) a copy of any environmental investigation or assessment of the Leased Real Property conducted by the Company or any Caravelle Company or any environmental consultant engaged by either of them within the past two (2) years; and

3.10 Compliance with Other Instruments. None of the Caravelle Companies is in material violation of any term of its Governing Documents. None of the Caravelle Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or except for (i) obtaining the Company Written Consent or the Company Special Resolution, (ii) the filing of the Initial Merger Filing Documents and (iii) the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the Caravelle Companies is a party or by which any of the Caravelle Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Compliance with Laws. Each of the Caravelle Companies is in compliance with, and has during the three (3) years preceding the date of this Agreement been in compliance with all applicable Laws, except where such failure to comply has not had, or would not reasonably be expected to be, individually or in the aggregate, material to the Caravelle Companies. For the past three (3) years, none of the Caravelle Companies has received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Absence of Changes. Since the date of the most recent Company Unaudited Financial Statements (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Caravelle Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby and transactions in connection with Company Ordinary Shares, and related agreements and indebtedness, the terms of which have been made available to SPAC); and (c) none of the Caravelle Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $500,000 individually or $1,000,000 in the aggregate to any Person other than any of the other Caravelle Companies and other than non-exclusive licenses in the Ordinary Course.

3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Letter, as of the date of this Agreement (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the Caravelle Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the Caravelle Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any Caravelle Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the Caravelle Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the Caravelle Companies currently pending or which any of the Caravelle Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.14 Insurance. Each of the Caravelle Companies has in full force and effect insurance policies that cover such material risks and are in such amounts as are deemed by the Company reasonable and necessary for the businesses of the Caravelle Companies. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to SPAC. All premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the Caravelle Companies with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

3.15 Governmental Consents. Assuming the accuracy of the representations made by SPAC in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Caravelle Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the Initial Merger Filing Documents and any other filings or notices required for the consummation of the Initial Merger, (ii) the Regulatory Approvals, and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.16 Permits. Each of the Caravelle Companies has all material Permits and any similar authority necessary for the conduct of its business as now being conducted by it, except the lack of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Caravelle Companies is or, with the giving notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

3.17 Registration and Voting Rights. Except as set forth in Section 3.17 of the Company Disclosure Letter and other than with respect to actions contemplated by the Mergers, this Agreement and the Ancillary Agreements, (a) none of the Caravelle Companies is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the Caravelle Companies has entered into any agreements with respect to the voting of Company Ordinary Shares.

3.18 Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.18 of the Company Disclosure Letter, none of the Caravelle Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the Caravelle Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

3.19 Related-Party Transactions. Except as set forth in Section 3.19 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a) No director, officer or employee of any of the Caravelle Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Caravelle Companies, nor is any of the Caravelle Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Caravelle Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Caravelle Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Caravelle Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the Caravelle Companies, other than any such Contracts related to such Person’s (i) ownership of Company Ordinary Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

3.20 Labor Agreements and Actions; Employee Compensation.

(a) None of the Caravelle Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, and, to the Company’s knowledge, no labor union has requested or has sought to represent any of the employees of any of the Caravelle Companies. There is no strike or other labor dispute involving any of the Caravelle Companies pending, or to the Company’s knowledge, threatened, that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor, to the knowledge of the Company, is there any labor organization activity involving the employees of any of the Caravelle Companies.

(b) To the Company’s knowledge, no officer, management employee, or any group of management employees, intends to terminate their employment with any of the Caravelle Companies, nor does any of the Caravelle Companies have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the Caravelle Companies is currently providing full-time services to the conduct of the business of each of the Caravelle Companies. To the Company’s knowledge, no officer or management employee is currently working for a competitive enterprise.

(c) Except as set forth in the Company Disclosure Letter, the employment of each officer of each of the Caravelle Companies is terminable at the will of each of the Caravelle Companies and no such individual is entitled to any material compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer or employee is employed.

(d) Except as expressly set forth in the Company Disclosure Letter and except as has been mandated by Governmental Authority, as of the date of this Agreement, the Caravelle Companies have not had, nor are there any facts that would give rise to, any material workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any material changes to benefit or compensation programs, nor are any such changes currently contemplated.

(e) With respect to all current and former Persons who have performed services for or on behalf of any of the Caravelle Companies, each of the Caravelle Companies is in compliance, and during the past three (3) years has complied in all material respects with all applicable state and federal equal employment opportunity, wage and hour, compensation and other Laws and COVID-19 Measures related to employment, including overtime requirements, classification of employees and independent contractors under federal and state Laws (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the withholding and payment of all applicable Taxes, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(f) [Intentionally omitted.]

(g) Set forth on Section 3.20(g) of the Company Disclosure Letter is a complete and accurate list, as of the date of this Agreement and separately for each Caravelle Company, of all their employees including for each such employee his or her (i) name; (ii) job title; (iii) location; (iv) status as a full-time or part-time employee; and (v) base salary or wage rate. Section 3.20(g) of the Company Disclosure Letter also lists, as of the date of this Agreement, each employee of each of the Caravelle Companies who is not actively at work for any reason other than vacation, and the reason for such absence.

(h) Set forth on Section 3.20(h) of the Company Disclosure Letter are complete and accurate lists, as of the date of this Agreement and separately for each Caravelle Company, of all individuals who perform services for any of the Caravelle Companies as an independent contractor, including for each such individual his or her name, services performed, and rate of compensation (if any), and location at which such individual performs services for such Caravelle Company.

(i) There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving any employee or group of employees. To the knowledge of the Company there are no material charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against the Company, in each case that (y) pertain to any current or former employee and (z) have been threatened in writing by such employee or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority.

3.21 Employee Benefit Plans. The Caravelle Companies do not have any employee benefit plans.

3.22 Tax Matters. Each of the Caravelle Companies has filed all Tax Returns as required by Law if applicable. These Tax Returns are true, correct and complete in all material respects. Each of the Caravelle Companies has paid all Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. None of the Caravelle Companies is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. None of the Caravelle Companies has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the Caravelle Companies has withheld or collected from each payment made to its employees all Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. None of the Caravelle Companies: (i) has received written notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated, or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction. None of the Caravelle Companies has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. It is the present intention of the Company to cause the SPAC to use its cash to make one or more loans to the Surviving Corporation or its affiliates or otherwise transfer cash to the Surviving Corporation or its affiliates for use in a trade or business as provided in Section 8.4(a) of this Agreement. The Company has no plan or intention to cause SPAC or the Surviving Corporation to liquidate (for federal income tax purposes) following the Transactions. The Company has been engaged in the active conduct of a trade or business outside of the United States since October 30, 2015.

3.23 Books and Records. The minute books of each of the Caravelle Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The registers of members of each of the Caravelle Companies are complete and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Caravelle Companies.

3.24 Foreign Corrupt Practices Act. To the knowledge of the Company, none of the Caravelle Companies or their respective Affiliates, nor any of their respective directors, officers, employees, or, to the Company’s knowledge, agents, distributors, resellers, or other third parties have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist any of the Caravelle Companies to obtain or retain business for, or direct business to any of the Caravelle Companies. To the knowledge of the Company, none of the Caravelle Companies nor any of their respective directors, officers, employees, agents, distributors, resellers, or other third parties has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Caravelle Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the Caravelle Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority, and responsibility over the company’s assets.

3.25 Anti-Money Laundering. The operations of each of the Caravelle Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the Caravelle Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Caravelle Companies, and, no Action by or before any Governmental Authority involving any of the Caravelle Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.26 OFAC. Neither the Caravelle Companies nor any director or officer of the Caravelle Companies (nor, to the knowledge of the Caravelle Companies, any agent, employee, affiliate, or Person acting on behalf of the Caravelle Companies) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and to the knowledge of the Company the Caravelle Companies have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

3.27 Sanctions. None of any of the Caravelle Companies nor any of their respective Affiliates, directors, officers, employees or, to the knowledge of the Company, agents, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions; nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). For the past five (5) years, to the Company’s knowledge, none of the Caravelle Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

3.28 Export Controls. The Caravelle Companies, and to the Company’s knowledge, their respective Representatives in their capacity as such, have during the five (5) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and none of the Caravelle Companies has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

3.29 Takeover Statutes and Charter Provisions. The Company Board has taken all action necessary so that the restrictions on a “business combination” contained under any foreign Laws will be inapplicable to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the Caravelle Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Caravelle Companies is subject, party or otherwise bound.

3.30 Proxy/Registration Statement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K or any current report of PubCo on Form 6-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 6-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Common Stock.

3.31 Board Approval. The Company Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Proxy/Registration Statement and receipt of the Regulatory Approvals, recommended that the Company Shareholders approve, authorize and adopt this Agreement, the Mergers and the other Transactions and execute the Company Written Consent or vote in favor of the Company Special Resolution.

3.32 No Additional Representations or Warranties. Except as provided in Article IV or in the case of intentional fraud, neither SPAC nor any of its Affiliates, nor any of its equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or holders of Company Ordinary Shares, and except as provided in Article IV or in the case of intentional fraud, SPAC hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the Caravelle Companies or its or their respective Representatives, with respect to SPAC or any of its Affiliates, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, SPAC or any of its Affiliates, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or Company Shareholders or their respective Affiliates. Without limiting the generality of the foregoing, except as provided in Article IV, or in the case of intentional fraud, neither SPAC nor any other Person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of PubCo or the Caravelle Companies, whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article IV or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. The Company acknowledges that the Company and its Representatives have been provided with full and complete access to the Representatives, books and records of SPAC and other information that they have requested in connection with their investigation of SPAC and the Transactions. Except as provided in Article IV, or in the case of intentional fraud, the Company is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise. Notwithstanding anything to the contrary in this Agreement, including Section 4.4 and Section 4.13, no representation or warranty is made as to the accounting treatment of Acquiror’s issued and outstanding warrants, or as to any deficiencies in related disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (ii) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Letter in accordance with Section 11.9).

4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. SPAC has all corporate power and authority, and all governmental licenses, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of SPAC, including all amendments thereto as in effect as of the date of this Agreement. SPAC is and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Governing Documents.

4.2 Capitalization.

(a) The authorized capital stock of SPAC consists of 10,000,000 shares of SPAC Common Stock, par value $0.0001 per share, 7,495,000 of which are issued and outstanding.

(b) All shares of SPAC Common Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws and SPAC Governing Documents, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The SPAC Common Stock has the rights, preferences, privileges and restrictions set forth in the SPAC Charter.

(c) Except for (i) the SPAC Units (ii) SPAC Rights to purchase 575,000 shares of SPAC Common Stock and (iii) SPAC UPOs, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any shares of SPAC Common Stock. Except as set forth on Section

4.2(c) of the SPAC Disclosure Letter and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of SPAC.

(d) SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(e) The only shares of capital stock of SPAC that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the SPAC Merger.

(f) Other than the SPAC Units, SPAC Rights and SPAC UPO, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, or debt securities of, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements, outstanding bonds, debentures, notes or other agreements with respect to the voting, conversion or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not, directly or indirectly, own any equity interests in any Person.

(g)   Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

4.3 Due Authorization. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary and required for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been or will be duly and validly authorized, approved and taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval, (ii) the filing of the SPAC Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which SPAC is or will be a party (assuming due authorization, execution and delivery by each other party) constitute valid and binding obligations of SPAC, enforceable against SPAC and such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

4.4 Financial Statements.

(a) The financial statements (including the notes and schedules thereto) of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are complete, true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable. SPAC has no material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

(b) SPAC has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of the SPAC) is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting financial data. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or Merger Sub 2 with respect to the SPAC Financial Statements or the internal accounting controls of SPAC or Merger Sub 2, including any written complaint, allegation, assertion or claim that SPAC or Merger Sub 2 has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(d) SPAC has no liability or obligation absolute or contingent, individually or in the aggregate, liquidated or unliquidated, asserted or unasserted or otherwise, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.4(d) of the SPAC Disclosure Letter.

4.5 Compliance with Other Instruments. SPAC is not in material violation of any term of its respective Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, termination or acceleration of, or a right of termination, cancellation, modification or acceleration, or, subject to obtaining the SPAC Stockholders’ Approval, the filing of the SPAC Merger Certificate and the receipt of the Regulatory Approvals, will require any consent, filing, notice, waiver or approval or constitute a default, trigger any payment, vesting or increase in the amount of any compensation or benefit payable under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

4.6 Absence of Changes. (a) Since the date of the most recent SPAC Financial Statements there has not been, individually or in the aggregate, any SPAC Material Adverse Effect. (b) Since the date of the most recent SPAC Financial Statements to the date of this Agreement, SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

4.7 Litigation. As of the date of this Agreement (a) there are no Actions or any basis therefore pending or, to SPAC’s knowledge, currently threatened against SPAC, any of its officers or directors or any of its securities or any of its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

4.8 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III and Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the SPAC Merger Certificate and any other filings or notices required for the consummation of the SPAC Merger, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

4.9 Brokers or Finders; Transaction Expenses. Except as set forth on the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

4.10 Tax. SPAC has filed all Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. SPAC has paid all Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. SPAC has not incurred any material Tax liability outside the Ordinary Course of business since its formation. SPAC is not currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. SPAC has withheld or collected from each payment made to its employees, independent contractor, creditor, shareholder or any other third party all Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. SPAC has complied in all material respects with applicable Law with respect to Tax withholding. SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

4.11 Takeover Statutes and Charter Provisions. SPAC Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the SPAC Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to SPAC in connection with this Agreement or the SPAC Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

4.12 Proxy/Registration Statement . The information supplied by SPAC for inclusion or incorporation by reference in the Proxy/Registration Statement, or any current report of SPAC on Form 8-K or any current report of PubCo on Form 6-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 6-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates, the Acquisition Entities or any Company Shareholder.

4.13 SEC Filings. SPAC has filed or furnished, and will file all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

4.14 Trust Account. As of the date of this Agreement, SPAC has at least $58,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of September 13, 2021, between SPAC and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) SPAC Stockholders holding SPAC Common Stock (prior to the SPAC Merger Effective Time) sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their shares of SPAC Common Stock (prior to the SPAC Merger Effective Time) pursuant to the SPAC Governing Documents, (ii) Chardan Capital Markets LLC with respect to the fee payable at Closing described in the SPAC SEC Filings, (iii) the Sponsor if the Sponsor chooses to get paid in cash for any part of the outstanding amount due under loans made by the Sponsor or any of its Affiliates to SPAC, pursuant to Section 2.5(d) of this Agreement and (iv) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Share Redemption (or a redemption right in connection with an amendment of SPAC’s Governing Documents to extend SPAC’s deadline to consummate the Business Combination), and excluding claims that a SPAC Stockholder may make against SPAC assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Stockholders exercising redemption rights). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, rescinded, amended or modified in any respect.

4.15 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing. SPAC has not entered into any material Contract except for those filed in the SEC Filings or listed in Section 4.16(a) of the SPAC Disclosure Letter.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Other than any former officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC being classified as an “excess parachute payment” under Section 280G of the Code.

4.17 Nasdaq Quotation. As of the date of this Agreement, SPAC Common Stock, SPAC Rights and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “CFV,” “CFFVW” and “CFFVU” respectively. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock or the SPAC Rights or terminate the listing of SPAC Common Stock, SPAC Rights and SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Common Stock, SPAC Rights or SPAC Units under the Exchange Act except as contemplated by this Agreement.

4.18 Board Approval. The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, (a) declared the advisability of the Transactions contemplated by this Agreement, (b) determined that the Transactions contemplated hereby are in the best interests of the SPAC Stockholders, (c) determined that the Transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposal and this Agreement.

4.19 PIPE Investment. As of the date of this Agreement, other than the PIPE Subscription Agreements, this Agreement and the Ancillary Agreements (with respect to Sponsor and SPAC), there are no other agreements, side letters, or arrangements between SPAC or Sponsor, on one side, or any PIPE Investor and/or any other Person, on the other side, relating to any PIPE Subscription Agreement, the transactions contemplated thereby, or any investment by any PIPE Investor in SPAC, PubCo or the Company, including any agreements, side letters, or other arrangements. Other than as set forth in the PIPE Subscription Agreements in connection with the execution of this Agreement, the SPAC has not entered into any side letters or other arrangements that result in conditions precedent or contingencies to the obligations of the parties under the PIPE Subscription Agreement to make the full PIPE Investment Amount available to SPAC on the terms therein. SPAC is not in material breach of any of the representations or warranties of SPAC, or terms or conditions set forth in any of the PIPE Subscription Agreements.

4.20 Anti-Money Laundering. The operations of SPAC are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, to the extent applicable to SPAC, and, no Action by or before any Governmental Authority involving SPAC with respect to Anti-Money Laundering Laws is pending or, to the knowledge of SPAC, threatened.

4.21 OFAC. Neither SPAC nor any director or officer of SPAC (nor, to the knowledge of SPAC, any agent, employee, affiliate, or Person acting on behalf of SPAC) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

4.22 No Additional Representations or Warranties. Except as provided in Article III or in the case of intentional fraud, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and except as provided in Article III or in the case of intentional fraud, the Company hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to SPAC or any of its Affiliates or its or their respective Representatives, with respect to any of the Caravelle Companies, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, any of the Caravelle Companies, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article III, or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any such information. Without limiting the generality of the foregoing, except as provided in Article III, or in the case of intentional fraud, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of any of the Caravelle Companies, whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article III or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. SPAC acknowledges that SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Caravelle Companies and the Transactions. Except as provided in Article III, or in the case of intentional fraud, SPAC is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of any of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

PubCo, Merger Sub 1 and Merger Sub 2 hereby jointly and severally represent and warrant to SPAC and the Company, the following:

5.1 Organization, Good Standing, Corporate Power and Qualification. Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands or the DGCL, as applicable. Each Acquisition Entity has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. The respective Governing Documents of PubCo, Merger Sub 1 and Merger Sub 2 are in full force and effect.

5.2 Capitalization and Voting Rights.

(a)   Capitalization. The authorized shares of PubCo consists of 500,000,000 PubCo Ordinary Shares, of which one (1) PubCo Ordinary Share (the “PubCo Share”) is issued and outstanding as of the date of this Agreement. The authorized shares of Merger Sub 1 consist of 500,000,000 ordinary shares of US$0.0001 par value each, of which one (1) ordinary share (the “Merger Sub 1 Share”) is issued and outstanding as of the date of this Agreement. The authorized share capital of Merger Sub 2 consists of one thousand (1,000) shares of common stock, par value US$0.01 per share, of which one (1) share of common stock (the “Merger Sub 2 Share”) is issued and outstanding as of the date of this Agreement. The PubCo Share, the Merger Sub 1 Share and the Merger Sub 2 Share, and any PubCo Ordinary Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law and their respective Governing Documents, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b)   Except (i) as set forth in Section 5.2(a), including any PubCo Ordinary Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the Transactions, and (ii) the PIPE Subscription Agreements, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares of capital stock of any Acquisition Entity, or any other Contracts to which any Acquisition Entity is a party or by which any Acquisition Entity is bound obligating SPAC to issue or sell any shares of capital stock of, other equity securities in, or debt securities of any Acquisition Entity.

(c)   PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, Merger Sub 1 and Merger Sub 2 and, as of the Closing Date, SPAC and the Surviving Corporation. Neither Merger Sub 1 nor Merger Sub 2 owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

5.3 Due Authorization. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Ancillary Agreements to which it is or will be a party and the performance of all its obligations thereunder and the consummation of the Transactions contemplated hereby and thereby (including any board or shareholder approval, as applicable) have been duly and validly authorized, approved and taken, subject to the filing of the Initial Merger Filing Documents and the SPAC Merger Certificate. This Agreement and the other Ancillary Agreements to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.4 Compliance with Other Instruments. No Acquisition Entity is in violation of any term of its respective Governing Documents or any applicable Laws. No Acquisition Entity is in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution and delivery by each Acquisition Entity and the performance by each of Acquisition Entity of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

5.5 Absence of Changes. (a) Since the date of its incorporation there has not been, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions, (b) since the date of its incorporation to the date of this Agreement, each Acquisition Entity has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

5.6 Actions. (a) There are no Actions pending or, threatened in writing against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against any Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties that has, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement or the Ancillary Agreements or to consummate the Transactions.

5.7 Brokers or Finders; Transaction Expenses. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity.

5.8 Proxy/Registration Statement. The information supplied by each Acquisition Entity for inclusion or incorporation by reference in the Proxy/Registration Statement, or any current report of SPAC on Form 8-K or any current report of PubCo on Form 6-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of PubCo on Form 6-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

5.9 Investment Company Act; JOBS Act. No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. No Acquisition Entity constitutes an “emerging growth company” within the meaning of the JOBS Act.

5.10 Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by Agreement or the Ancillary Agreements and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

5.11 Intended Tax Treatment. None of the Acquisition Entities has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. PubCo has no plan or intention to liquidate SPAC or the Surviving Corporation (or to cause SPAC or the Surviving Corporation to liquidate for federal income tax purposes) following the Transactions.

5.12 Foreign Private Issuer. PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

ARTICLE VI
COVENANTS OF THE COMPANY AND THE ACQUISITION ENTITIES

6.1 PubCo Nasdaq or NYSE Listing. From the date of this Agreement through the Closing, PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq or NYSE and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.

6.2 Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which any of the Caravelle Companies is a party; (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 6.2 of the Company Disclosure Letter, (v) for the incurrence of Company Transaction Expenses or (vi) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), Company shall, and shall cause the other Caravelle Companies to, and each Acquisition Entity shall, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.2 of the Company Disclosure Letter, (D) for the incurrence of Company Transaction Expenses, (E) as required by COVID-19 Measures or Permitted COVID-19 Measures; or (F) as consented to by SPAC in writing (which consent, except with respect to clauses (i) and (l) below, shall not be unreasonably conditioned, withheld, delayed or denied, and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), the Company shall not, and shall cause the other Caravelle Companies not to, and each Acquisition Entity shall not:

(a) change or amend the Governing Documents of any Caravelle Company or any Acquisition Entity;

(b) make or declare any dividend or distribution to its stockholders or members, as applicable, of any Caravelle Company or any Acquisition Entity or make any other distributions in respect of any of the Caravelle Companies’ or any Acquisition Entity’s capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of a Caravelle Company to such Caravelle Company or another wholly-owned Subsidiary of such Caravelle Company;

(c) split, subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Caravelle Companies’ or any Acquisition Entity’s capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a Caravelle Company that remains a wholly-owned Subsidiary of such Caravelle Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Caravelle Company or any Acquisition Entity, except for transactions between a Caravelle Company and any wholly-owned Subsidiary of such Caravelle Company;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Caravelle Companies or any Acquisition Entity, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the Caravelle Companies;

(f) acquire any ownership interest in any real property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement with respect to any Tax, waive or extend any statute of limitations period in respect of a material amount of Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i) take, agree to take, or fail to take, any material action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(j) (A) issue any additional interests of any Acquisition Entity or Caravelle Company Interests or securities exercisable for or convertible into Caravelle Company Interests or interests of any Acquisition Entity; or (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Caravelle Company;

(k) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Caravelle Company or any Acquisition Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Caravelle Company or any Acquisition Entity;

(l) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(m) other than Indebtedness under existing credit or lending facilities in existence on the date hereof, incur, assume or guarantee any Indebtedness except for borrowed money the principal amount of which does not exceed $1,000,000 in the aggregate;

(n) enter into, renew or amend in any material respect, (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Caravelle Company or any Acquisition Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (iii) any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a)(i), (iv), (v), (vi), (vii)(only with respect to subclauses (B) or (C)), (viii) or (ix) of the Company Disclosure Letter, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(o) limit the right of any Caravelle Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or

(p) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.2.

During the Interim Period, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company shall, and shall cause its Subsidiaries to, and each Acquisition Entity shall, comply (1) in all material respects with, and continue performing under, as applicable, the Company Governing Documents, such Subsidiary’s Governing Documents, and the Governing Documents of each Acquisition Entity, and all other Material Contracts to which any of the Caravelle Companies may be a party, and (2) with all applicable Sanctions and Export Law. If, during the Interim Period, the Company or any Acquisition Entity (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) to the knowledge of the Company, otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to the SPAC within three (3) Business Day of the discovery of the actual, alleged, or potential violation.

6.3 Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the PubCo Board, shall consist of no less than seven (7) directors, of whom (i) one (1) will be designated by SPAC, and (ii) six (6) will be designated by the Company, of which four (4) must qualify as an “independent director” under stock exchange regulations applicable to PubCo, and which shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the PubCo Governing Documents; and

(b) the officers of the Company holding such positions as set forth on Section 6.3(b) of the Company Disclosure Letter shall be appointed as the officers of PubCo, each such officer to hold office in accordance with the PubCo Governing Documents.

6.4 D&O Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC (the “SPAC D&O Indemnified Parties”) as provided in SPAC Governing Documents as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any SPAC D&O Indemnified Parties and SPAC in effect on the date hereof and disclosed in Section 6.4(a) of SPAC Disclosure Letter, shall survive the Closing and continue in full force and effect in accordance with its terms to the extent permitted by applicable Law. For a period of six (6) years after the SPAC Merger Effective Time, PubCo shall cause the Governing Documents of PubCo and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to SPAC D&O Indemnified Parties than are set forth as of the date of this Agreement in the Governing Documents of SPAC to the extent permitted by applicable Law. The provisions of this Section 6.4 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the SPAC D&O Indemnified Parties and their respective heirs and representatives.

(b) The Company shall, or shall cause PubCo to, obtain and fully pay the premium for a “tail” insurance policy (the “D&O Tail Insurance”) that provides coverage for up to a six-year period from the Closing Date, for the benefit of the directors and officers of PubCo, the Surviving Corporation and SPAC (the “D&O Indemnified Parties”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company or PubCo be required to expend for such policies pursuant to this Section 6.4(b) of SPAC Disclosure Letter an annual premium amount in excess of 200% of the amount per annum SPAC paid in its last full fiscal year, which amount is set forth in Section 6.4(b). PubCo shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other parties to honor all obligations thereunder.

6.5 No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other Caravelle Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.6 Anti-Takeover Matters. The Company shall not adopt any shareholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Caravelle Company would be or become subject, party or otherwise bound.

6.7 Financials. As soon as reasonably practicable after the date hereof and to the extent required for the Proxy/Registration Statement, the Company shall use commercially reasonable efforts to deliver to SPAC, (i) for the first six months of the year ending October 31, 2022, unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Caravelle Companies (the “Half-year Financial Statements”), and (ii) for each quarterly period that does not require Half-year Financial Statements, management accounts required to complete any pro-forma information included in the Proxy/Registration Statement.

6.8 PIPE Investments.

(a) PubCo shall deliver to the Company and SPAC true, correct and complete copies of each of the fully executed subscription agreements substantially in the form attached hereto as Exhibit J (the “PIPE Subscription Agreements”) entered into by PubCo with the applicable PIPE Investors named therein within two (2) months after the date of this Agreement, pursuant to which the PIPE Investors have agreed to make a private investment in PubCo in the aggregate amount of $60,000,000 (the “PIPE Investment Amount”) to purchase an aggregate of 6,000,000 PubCo Ordinary Shares at a price per share equal to $10.00 (ten dollars) at the Closing (the “PIPE Investments”) immediately prior to the Initial Merger. Other than the PIPE Subscription Agreement, this Agreement and the Ancillary Agreements, there shall be no other agreements, side letters, or arrangements between PubCo or any Acquisition Entity and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investor to contribute to PubCo the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreement of such PIPE Investor. Each of the PIPE Subscription Agreements shall be, as of the Closing, in full force and effect, and none of them shall have been withdrawn, rescinded or terminated or otherwise amended or modified in any respect.

(b) Unless otherwise approved in writing by SPAC (which approval shall not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), PubCo shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. PubCo and the Company shall use their commercially reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its commercially reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements.

(c) The Company and PubCo shall use reasonable efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist SPAC in their efforts to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein; provided, however, that neither PubCo nor the Company shall be required to dispose of any assets or incur any expenses or make any other payments in connection therewith other than the incurrence of the Company’s ordinary course legal fees in connection with such matters.

6.9 Shareholder Support Agreement. In the event any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under Section 5.1 of the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the Cayman Companies Act and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

6.10 Audited Financial Statements. The Company shall make available to SPAC the consolidated statement of financial position of the Caravelle Companies as of October 31, 2021 and October, 2020, and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended, in each case audited in accordance with PCAOB standards and including the notes thereto and the report of Friedman LLP (collectively, the “Company Audited Financial Statements”) at the time of the filing of the Proxy/Registration Statement.

6.11 Intended Tax Treatment. None of the Acquisition Entities is permitted to take any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. PubCo shall not liquidate SPAC or the Surviving Corporation (or to cause SPAC or the Surviving Corporation to liquidate for federal income tax purposes) following the Transactions.

6.12 Extension Fees Deposit. The Company shall deposit in an escrow account established by Loeb & Loeb LLP, as the escrow agent, (i) by or on August 16, 2022, $575,000 to extend the existence of SPAC for three (3) months beyond the initial twelve (12) months from the initial public offering of SPAC if the SPAC reasonably and in good faith determines that it has become impossible for the Business Combination to consummate by September 16, 2022 (the “First Extension Date”), and (ii) by or on November 16, 2022, an additional $575,000 to extend the existence of SPAC for another three (3) months if the SPAC reasonably and in good faith determines that it has become impossible for the Business Combination to consummate by December 16, 2022 (the “Second Extension Date”). Such funds shall be used to extend the life of the SPAC in accordance with the SPAC Governing Documents. Notwithstanding the foregoing, in the event that the Business Combination consummates by or on the First Extension Date or the Second Extension Date, the applicable extension fee deposited in the escrow account shall be returned to the Company.

ARTICLE VII
COVENANTS OF SPAC

7.1 Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and mutual agreement by the Company and SPAC, and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.2 SPAC Nasdaq Listing. From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Common Stock, SPAC Rights and SPAC Units remain listed on Nasdaq.

7.3 SPAC Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 7.3(a) of the SPAC Disclosure Letter, (v) for the incurrence of SPAC Transaction Expenses or (vi) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and in any event, such consent shall be deemed given if the Company has not affirmatively denied consent in writing within five (5) Business Days of receipt of SPAC’s written request for consent), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not:

(i) (A) change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders to do take any such action, except as contemplated by the Transaction Proposals or (B) change, modify or amend its Governing Documents;

(ii) change, modify or amend the SPAC Rights Agreement (as defined in the SPAC Rights Agreement);

(iii) (x) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect of its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Common Stock (prior to the SPAC Merger Effective Time) made as part of the SPAC Share Redemptions;

(iv)   merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or business, or be acquired by any other Person;

(v) (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(vi) take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(vii) enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to SPAC as identified on the SPAC Financing Certificate or with the Company’s prior consent, which consent shall not be unreasonably withheld, (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement including any PIPE Subscription Agreement, or (C) with any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

(viii) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any (a) Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement or (b) debt financing provided by Sponsor or any of its Affiliates to SPAC as identified on the SPAC Financing Certificate;

(ix) (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the Transactions contemplated by this Agreement);

(x) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Common Stock securities or rights exercisable for or convertible into SPAC Common Stock, or (B) grant any options, warrants or other equity-based awards with respect to SPAC Common Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

(xi) waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xii) (A) hire, or otherwise enter into any employment, collective bargaining, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xiii)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiv) liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(xv)   enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3;

(xvi) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s capital stock or equity interests; or

(xvii)   purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC.

(b) During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

7.4 SPAC Public Filings. Between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, SPAC will keep current and file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions; provided, however, that SPAC will have the final approval.

7.5 PIPE Investments.

(a) Unless otherwise approved in writing by PubCo (which approval shall not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), SPAC shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. SPAC shall use its reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements.

(b) SPAC shall use reasonable efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist PubCo in its efforts to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein; provided, however, that SPAC shall not be required to incur any expenses or make any other payments in connection therewith other than the incurrence of SPAC’s ordinary course legal fees in connection with such matters.

7.6 Post-Closing Board of Directors and Officers. SPAC shall use reasonable best efforts to ensure that, immediately following the SPAC Merger Effective Time:

(a) The Persons identified as the directors of the Company in Section 2.3(e) of the Company Disclosure Letter shall be appointed the directors of SPAC, each to hold office in accordance with the SPAC Governing Documents;

(b) The officers of the Company holding such positions as set forth in Section 2.3(e) of the Company Disclosure Letter shall be appointed the officers of SPAC, each such officer to hold office in accordance with the SPAC Governing Documents; and

(c) The initial directors and officers of SPAC set forth in Section 7.6(d) of SPAC Disclosure Letter, shall execute and deliver the written resignations effective as of the Closing.

ARTICLE VIII
JOINT COVENANTS

8.1 Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Section 8.1(a) of their respective Disclosure Letters (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.1(a), the first sentence of Section 8.1(b) or Section 8.3 shall require or obligate SPAC, any Caravelle Companies, or any of their respective Affiliates to agree or otherwise be required to, take or forbear from any commercially impracticable action or accept any condition or restriction in order to obtain any Regulatory Approvals.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall (i) to the extent required by applicable Laws, promptly (and, in the case of the initial filing required under the HSR Act, within twenty (20) Business Days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company and the Acquisition Entities agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

8.2 Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals; Company Written Consent and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, the Company and SPAC shall prepare and mutually agree upon and PubCo shall file with the SEC a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (x) in connection with the registration under the Securities Act of the PubCo Ordinary Shares (including to the extent permitted under the Securities Act, any Earnout Shares issued under Section 2.8) pursuant to this Agreement, (y) to provide the Public Stockholders (as defined below) an opportunity in accordance with SPAC Governing Documents to have their shares of SPAC Common Stock redeemed in the SPAC Share Redemption and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement, the Ancillary Agreements, the SPAC Merger and the other Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (C) any other proposals as determined by SPAC, the Company and PubCo to be necessary or appropriate in connection with the Transactions contemplated hereby, and (D) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”). The Company, each Acquisition Entity and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each such Party each shall use their commercially reasonable efforts to (1) cause the Proxy/ Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares pursuant to this Agreement. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC (in the case of SPAC) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of SPAC, PubCo and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any regulatory authority (including Nasdaq or NYSE) in connection with the Transactions. Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq or NYSE, SPAC Governing Documents, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption.

(ii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, PubCo and the Company. PubCo and the Company will advise SPAC, and SPAC will advise PubCo and the Company, as applicable, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(iii) If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 6-K, SPAC shall promptly inform the Company and PubCo. If, at any time prior to the Closing, any event or circumstance relating to an Acquisition Entity, the Company, any of its Subsidiaries or their respective officers or directors is discovered by an Acquisition Entity or the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of PubCo on Form 6-K, the Company or PubCo, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, PubCo and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.

(b) SPAC Stockholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) to obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the SPAC Charter; provided, that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting, (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholder Approval, or (4) in the event that, as a result of the SPAC Share Redemptions submitted by the SPAC Stockholders prior to the SPAC Stockholder Meeting, SPAC reasonably believes that conditions set forth in Section 9.3(c) would not be satisfied as of the Closing, provided, further, that in addition to the exceptions specified in the foregoing proviso, SPAC may postpone or adjourn on one occasion without the consent of the Company so long as the date of the SPAC Stockholder Meeting is not postponed or adjourned more than an aggregate of fifteen (15) consecutive calendar days in connection with such postponement or adjournment. To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communication sent to SPAC Stockholders and holders of SPAC Rights with respect to the SPAC Stockholder Meeting.

(ii) Subject to clause (iii) below, the Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

(iii) Promptly following the execution of this Agreement, PubCo shall approve and adopt this Agreement, authorize the Plan of Initial Merger, and approve the Transactions, as the sole stockholder of Merger Sub 1 and Merger Sub 2.

(c)   Written Consent/Approval of Company Shareholders.

(i) The Company shall seek (a) the irrevocable written consent of the Company Shareholders (the “Company Written Consent”), in form and substance reasonably acceptable to SPAC, or (b) the special resolution passed at a duly convened and quorate meeting of the Company Shareholders (the “Company Special Resolution”), in favor of the approval, authorization and adoption of this Agreement, the Ancillary Agreements, the Plan of Initial Merger, the Initial Merger and the other Transactions (including as required under the Cayman Companies Act and the Company Governing Documents) as promptly as reasonably practicable, but in any event within ten (10) Business Days after the Proxy/Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Written Consent or the Company Special Resolution from the Company Shareholders, and to take all other action necessary or advisable to obtain the Company Written Consent or the Company Special Resolution and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the Company Governing Documents, and all Side Letters as applicable; provided, that none of the Company or any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Written Consent or the Company Special Resolution. To the extent practicable, and in any event subject to the Company’s obligations under Law, the Company shall provide SPAC with (1) reasonable updates to SPAC regarding the status of and any issues arising with respect to obtaining the Company Written Consent or the Company Special Resolution and (2) the right to review and discuss all material communication sent to Company Shareholders with respect to the Company Written Consent or the Company Special Resolution. The Company shall comply in all material respects with Company Governing Documents, the applicable provisions of the Cayman Companies Act and this Agreement in the distribution of any solicitation of the Company Written Consent or the Company Special Resolution.

(ii) (a)The Company Board has recommended that the Company Shareholders vote in favor of the Company Special Resolution or execute and deliver the Company Written Consent (the “Company Board Recommendation”) and (b) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

8.3 Support of Transaction. (i) The Company shall, and shall cause the other Caravelle Companies and the Acquisition Entities to, and (ii) SPAC shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any Caravelle Company or any of the Acquisition Entities and SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of SPAC and PubCo, the use of reasonable best efforts to enforce PubCo’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Caravelle Company, SPAC or the Acquisition Entities or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5, and without limiting the express obligations to make regulatory filings under Section 8.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Caravelle Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Caravelle Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Caravelle Companies or SPAC or (v) bear any material expense, pay any material fee or grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

8.4 Tax Matters.

(a) Each of PubCo, SPAC, Merger Sub 1, Merger Sub 2, Surviving Corporation and the Company shall use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Each of PubCo, SPAC, Merger Sub 1, Merger Sub 2, Surviving Corporation and the Company shall report the Mergers consistently with the Intended Tax Treatment and as reorganizations within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers. In the event the SEC requests or requires tax opinions, each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Subject to the following sentence, PubCo shall cause SPAC to use its cash to make one or more loans to the Surviving Corporation or its affiliates for use in a trade or business or to otherwise transfer its cash to the Surviving Corporation or its affiliates for use in a trade or business, or a combination of the foregoing. Neither PubCo nor any of its Subsidiaries shall transfer or distribute any assets or stock of SPAC or the Surviving Corporation if such transfer or distribution would not satisfy the requirements of Treasury Regulation Section 1.368-2(k)(1)(i) or (ii). PubCo shall cause SPAC and the Company not to liquidate for federal income tax purposes following the Transactions for a period of at least two years after the Closing. The covenants contained in this Section 8.4(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

(b) Within one hundred twenty (120) days after the end of PubCo’s current taxable year and each subsequent taxable year of PubCo for which PubCo reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), PubCo shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of PubCo. If PubCo determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, PubCo shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable PubCo shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to PubCo or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 8.4(b), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (x) five years after the end of PubCo’s current taxable year, or (y) such time as PubCo has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

(c) Each of the parties hereto agrees to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Notwithstanding anything to the contrary herein, if, after the date hereof the Company, in its sole discretion, determines that the Mergers are not reasonably expected to qualify for the Intended Tax Treatment or it may result in extreme inconvenience or undue burden on the part of the Caravelle Companies, the parties shall use their commercially reasonable best efforts to restructure the Transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify for a mutually preferred tax treatment.

8.5 Stockholder Litigation. The Company and PubCo shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, in writing of any Action commenced (or to the knowledge of the Company or PubCo (as applicable) or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. Each of the parties shall reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Stockholder Litigation. The Company and PubCo shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company or PubCo, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the SPAC, any of their respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

8.6 Acquisition Proposals and Alternative Transactions. During the Interim Period, each of the Company and SPAC shall not, and shall cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and SPAC or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Caravelle Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section 8.6 by such party. Notwithstanding the foregoing, any transaction between the existing Company Shareholders does not constitute an Acquisition Proposal or Alternative Transaction.

8.7 Access to Information; Inspection(a). During the Interim Period, to the extent permitted by applicable Law, each of the Company, SPAC and the Acquisition Entities shall, and shall cause each of its Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC, the Acquisition Entities and their respective Representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any Law or regulations applicable to such party.

8.8 Delisting and Deregistration. The Company, PubCo and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Common Stock and SPAC Rights to be delisted from Nasdaq (or be succeeded by the respective PubCo securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of the SPAC Merger Effective Time or as soon as practicable thereafter.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.1 Conditions to Obligations of SPAC, the Acquisition Entities and the Company. The obligations of each of SPAC, the Acquisition Entities and the Company to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The SPAC Stockholders’ Approval and the Company Written Consent or the Company Special Resolution shall have been obtained;

(b) All Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(c) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) (i) PubCo’s initial listing application with Nasdaq or NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq or NYSE and PubCo shall not have received any notice of non-compliance therewith, and (ii) the PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq or NYSE, subject to any requirement to have a sufficient number of round lot holders of the PubCo Ordinary Shares, and the outstanding PubCo Ordinary Shares held by Public Stockholders shall be listed on such exchange on the Closing Date;

(e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

(f) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing;

(g) Each of the Ancillary Agreements shall have been entered into and the same shall be in full force and effect; and

(h) After giving effect to Closing, SPAC shall have net tangible assets of at least $5,000,001 on its pro forma consolidated balance sheet.

9.2 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Each of the representations and warranties of the Company and of each Acquisition Entity contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants and obligations of the Company and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) All approvals, waivers or consents from any third parties set forth and described on Section 9.2(d) of the Company Disclosure Letter shall have been obtained;

(e) PubCo shall have delivered to the SPAC true, correct and complete copies of each of the PIPE Subscription Agreements entered into by PubCo with the applicable PIPE Investors named therein within two (2) months after the date of this Agreement, pursuant to which the PIPE Investors have committed to provide equity financing to PubCo with the total PIPE Investment Amount of $60,000,000 solely for purposes of consummating the Transactions;

(f) The Company shall have obtained executed counterparts to the Shareholder Support Agreement from all the Key Company Shareholders;

(g) The voting agreements listed on Section 3.17 of the Company Disclosure Letter shall have been terminated; and

(h) PubCo shall have obtained executed counterparts to the Lock-Up Agreement from the Company Shareholders holding at least 3.5% of the outstanding shares of the Fully-Diluted Company Ordinary Shares and directors, officers and Affiliates of the Company who own any Company Shares.

9.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect;

(b) Each of the covenants and obligations of SPAC and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) As of the Closing, the SPAC shall have available the Minimum Cash Amount;

(d) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect;

(e) SPAC shall have obtained executed counterparts to the Sponsor Support Agreement from all the Sponsors;

(f) SPAC and PubCo shall have been in material compliance with the applicable reporting requirements under the Securities Act and the Exchange Act, as applicable.

9.4 Frustration of Conditions. None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 8.3.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other(s) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to SPAC within ten (10) Business Days after there has been a SPAC Modification in Recommendation;

(d) by written notice from SPAC to the Company within ten (10) Business Days after there has been a Company Modification in Recommendation;

(e) by written notice from the Company or SPAC to the other(s) if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(f) by written notice from SPAC to the Company if the Company Written Consent or the Company Special Resolution shall not have been obtained within ten (10) Business Days after the Proxy/Registration Statement became effective;

(g) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the PIPE Subscription Agreements have not been entered into by PubCo with the applicable PIPE Investors within two (2) months after the date of this Agreement, pursuant to which the PIPE Investors have committed to provide equity financing to PubCo with the total PIPE Investment Amount of $60,000,000, (iii) the Closing has not occurred on or before August 31, 2022 (the “Agreement End Date”, which will be automatically extended to the outside date of the life of the SPAC if the life of the SPAC is extended pursuant to Section 6.12), unless SPAC is in material breach hereof, or (iv) the Company has not deposited the extension fee of $575,000 by August 16, 2022 or November 16, 2022 in accordance with Section 6.12; or

(h) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC or such Acquisition Entity through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

10.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders, or other Representatives, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the NDA shall survive any termination of this Agreement.

(b) In the event of the termination of this Agreement pursuant to Section 10.1 (g) or (h), the non-terminating party shall be obligated to pay the terminating party a break-up fee of $500,000 (the “Break-up Fee”), promptly after termination of this Agreement.

(c) Notwithstanding Section 10.2(b) above, in the event of the termination by SPAC pursuant to Section 10.1(g)(iv) due to the Company’s breach of Section 6.12, the Company shall be obligated to pay $1,000,000 to SPAC within five business days after termination of this Agreement by SPAC.

(d) The Company and SPAC acknowledge and agree that the Break-up Fee in Section 10.2(b) and the fee payable to SPAC in Section 10.2(c) (i) are fair and reasonable estimates of the actual damages suffered by the terminating party, as applicable, which amount would otherwise be impossible to calculate with precision, (ii) constitute liquidated damages hereunder and are not intended to be a penalty, and (iii) shall be the sole and exclusive remedy available to the terminating party, as applicable, against the non-terminating party; provided, however, that the limitations set forth in this Section 10.2(d)(iii) shall not apply to the liabilities arising from any fraud claim against the non-terminating party.

ARTICLE XI

MISCELLANEOUS

11.1 Trust Account Waiver. The Company and each Acquisition Entity acknowledge that, as described in the final prospectus of SPAC, dated September 13, 2021 and filed with the SEC on September 14, 2021 (File No: 333-258038) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by the underwriters of SPAC) (“Public Stockholders”). The Company and each Acquisition Entity understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $50,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their SPAC Common Stock if SPAC completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if SPAC fails to complete a Business Combination within twelve (12) months after the closing of the IPO (as such date may be extended by amendment to the SPAC Governing Documents with the consent of the SPAC Stockholders); and (iii) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, and each Acquisition Entity hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 11.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the Caravelle Companies’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Caravelle Companies may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)  If to SPAC, to:

Pacifico Acquisition Corp.
c/o Pacifico Capital LLC

521 Fifth Avenue 17th Floor
New York, NY 10175
Email: edwardwang@pacificocorp.com
Attention: Chief Executive Officer

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Email: gcaruso@loeb.com
Attention: Giovanni Caruso

(b)  If to the Company or any Acquisition Entity, to:

Caravelle Group Co., Ltd.
P. O. Box 31119
Grand Pavilion, Hibiscus Way,
802 West Bay Road
Grand Cayman
KYI – 1205 Cayman Islands
Email: zgh@caravelleglobal.com.cn
Attention: Guohua Zhang

with copies (which shall not constitute notice) to:

Jun He Law Offices LLC
Suite 1919, 630 Fifth Avenue
(45 Rockefeller Plaza)
New York, NY 10111
Email: loul@junhe.com
Attention: Lan Lou

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing.

11.6 Expenses. Except as otherwise set forth in this Agreement, including in Section 8.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, PubCo shall pay or cause to be paid, in accordance with 2.5(d), the Company Transaction Expenses (in the case of PubCo) and the SPAC Transaction Expenses (in the case of SPAC), respectively. Notwithstanding the foregoing, the Company shall be solely responsible for and pay any fees and expenses to extend the existence of SPAC beyond its initial twelve months.

11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Board of Directors of the Company, the Initial Merger and any exercise of appraisal and dissenters rights with respect to the Initial Merger, shall in each case be governed by the Laws of the Cayman Islands).

11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

11.9 Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

11.10 Entire Agreement. This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), the NDA and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between SPAC and the Company, dated December 31, 2021). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth or referenced in this Agreement, the NDA and the Ancillary Agreements.

11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

11.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors.

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 11.12.

11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

11.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

11.16 Non-Recourse.

(a) Solely with respect to the Company, SPAC and the Acquisition Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC or the Acquisition Entities as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or any Acquisition Entity (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

11.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.18 Conflicts and Privilege.

(a) SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company, PubCo, Merger Sub 1, Merger Sub 2, on the other hand, that Loeb & Loeb LLP (or any of its successors) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC and/or Sponsor. All communication between or among Prior SPAC Counsel, on the one hand, and SPAC or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Company, SPAC, PubCo or the Surviving Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b) The Company further agrees, on behalf of itself and, after the Closing, on behalf of SPAC, PubCo and the Caravelle Companies, that all communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, PubCo or the Caravelle Companies after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC, PubCo or the Caravelle Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between SPAC, PubCo or the Caravelle Companies, on the one hand, and a third party other than Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the Caravelle Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that SPAC, PubCo or the Caravelle Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, PubCo shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 11.18) so that Sponsor can seek a protective order and SPAC, PubCo and the Caravelle Companies agree to use all commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC, PubCo or any Caravelle Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) The Company agrees on behalf of itself and SPAC, PubCo and the Caravelle Companies after the Closing, (i) to the extent that SPAC or, after the Closing, PubCo or the Caravelle Companies receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 11.18, and (b) neither SPAC, PubCo nor the Caravelle Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have SPAC, PubCo or any Caravelle Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC, PubCo or the Caravelle Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Each of the parties hereto acknowledges and agrees that Jun He Law Offices LLC (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, SPAC hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the Caravelle Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(g) SPAC further agrees that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Caravelle Companies, or PubCo or the Acquisition Entities or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Surviving Corporation on behalf of the Caravelle Companies and shall not pass to or be claimed by SPAC. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Surviving Corporation and the Company, shall be controlled by Surviving Corporation on behalf of the Company and shall not pass to or be claimed by SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(h) Notwithstanding the foregoing, in the event that a dispute arises between SPAC or the Caravelle Companies, PubCo or the Acquisition Entities, on the one hand, and a third party other than Sponsor, on the other hand, SPAC or the Caravelle Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither SPAC nor the Caravelle Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that SPAC or the Caravelle Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Surviving Corporation in writing (including by making specific reference to this Section 11.8) so that Surviving Corporation can seek a protective order and SPAC agrees to use all commercially reasonable efforts to assist therewith.

(i) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only Surviving Corporation and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Caravelle Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(j) SPAC agrees (i) to the extent that SPAC receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 11.18, and (b) SPAC shall not assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Surviving Corporation waive the attorney-client or other privilege, or by otherwise asserting that SPAC has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

SPAC:
Pacifico Acquisition Corp.

By:	/s/ Edward Cong Wang
	Name:	Edward Cong Wang
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger by and among Pacifico Acquisition Corp., Caravelle Group, Inc.,
Caravelle Group Co., Ltd., Pacifico International Group and Pacifico Merger Sub 2 Inc.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

COMPANY:
Caravelle Group Co., Ltd.

By:	/s/ Guohua Zhang
	Name:	Guohua Zhang
	Title:	CEO

MERGER SUB 1:
Pacifico International Group

By:	/s/ Edward Cong Wang
	Name:	Edward Cong Wang
	Title:	Sole Director

MERGER SUB 2:
Pacifico Merger Sub 2 Inc.

By:	/s/ Edward Cong Wang
	Name:	Edward Cong Wang
	Title:	CEO

PUBCO:
Caravelle International Group

By:	/s/ Edward Cong Wang
	Name:	Edward Cong Wang
	Title:	Sole Director

[Signature Page to Agreement and Plan of Merger by and among Pacifico Acquisition Corp., Caravelle Group, Inc.,
Caravelle Group Co., Ltd., Pacifico International Group and Pacifico Merger Sub 2 Inc.]

EXHIBIT A

Form of Shareholder Support Agreement

A-1

EXHIBIT B

Form of Sponsor Support Agreement

B-1

EXHIBIT C

Form of Lock-Up Agreement

C-1

EXHIBIT D

Form of Registration Rights Agreement

D-1

EXHIBIT E

Form of Plan of Initial Merger

PLAN OF MERGER

IN ACCORDANCE WITH SECTION 233 OF THE CAYMAN ISLANDS COMPANIES ACT (AS REVISED)

(THE “ACT”)

THIS PLAN OF MERGER (the “Plan of Merger”) is made on [●], 2022.

BETWEEN

(1)	Pacifico International Group, a Cayman Islands exempted company incorporated under the Act on 28 February 2022 with company number 387812 and whose registered office is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Merging Company”); and

(2)	Caravelle Group Co., Ltd., a Cayman Islands exempted company incorporated under the Act on 1 April 2021 with company number 374105 and whose registered office is located at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands (the “Surviving Company” and together with the Merging Company, the “Constituent Companies”).

WHEREAS

(a)	Each of the Merging Company and the Surviving Company is a Cayman Islands exempted company existing under and by virtue of the Act and each is entering into this Plan of Merger pursuant to the provisions of Section 233 of the Act.

(b)	The board of directors of each Constituent Company has determined that it is desirable and in the best interests of its respective Constituent Company and its respective members that the Merging Company be merged with and into the Surviving Company, with the Surviving Company being the surviving company of the merger (the “Merger”).

In accordance with Section 233 of the Act:

1.	The constituent companies (as defined in the Act) to the Merger are the Merging Company and the Surviving Company.

2.	The surviving company (as defined in the Act) of the Merger is the Surviving Company.

3.	The registered office of the Surviving Company is at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands and the registered office of the Merging Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

4.	Immediately prior to the Effective Time (as defined below), the authorized share capital of the Surviving Company is US$50,000 divided into 50,000 ordinary shares of US$1.00 par value per share (“Company Ordinary Shares”).

5.	Immediately prior to the Effective Time (as defined below), the Surviving Company has [50,000] Company Ordinary Shares in issue.

6.

Immediately prior to the Effective Time, the authorized share capital of the Merging Company is divided into 500,000,000 ordinary shares, with a par value of US$0.0001 each, of which there is 1 ordinary share in issue, which ordinary share is entitled to vote on the Merger as one class.

7.	Upon the Merger, the separate corporate existence of the Merging Company shall cease and the Surviving Company shall become the owner, without further action, of all the assets, property, rights, privileges, immunities, powers, objects and purposes of the Constituent Companies, and the Surviving Company shall become subject to all claims, debts, liabilities and obligations of the Constituent Companies.

8.	The terms and conditions of the Merger, including the manner and basis of cancelling, reclassifying or converting the shares of the Constituent Companies into shares, debt obligations or other securities in the Surviving Company, or money or other assets, or a combination thereof, shall be as set out below and as further and more particularly set forth in the Agreement and Plan of Merger (the “Agreement”) dated April 5 2022 made by and among Pacifico Acquisition Corp., Caravelle International Group (the “PubCo”), the Merging Company, which is a wholly owned subsidiary of PubCo, and the Surviving Company and circulated to the members of the Surviving Company and the Merging Company on or about the date of this Plan of Merger. At the effective time of the Merger (the “Effective Time”):

(a)	each Company Ordinary Share that is issued and outstanding immediately prior to the Effective Time, other than (x) any Cancelled Shares (as defined below) and (Z) any Dissenting Shares (as defined below), shall automatically be cancelled and cease to exist in exchange for the right to receive such number of newly issued ordinary shares of US$0.0001 par value each in PubCo (each a “PubCo Ordinary Share”) at the Company Exchange Ratio (as defined in the Agreement), as such calculations are set forth in the Payment Spreadsheet (as defined in the Agreement) as to each holder set forth therein (the “Merger Consideration Shares”), without interest, as more particularly set out in the Agreement and with each such PubCo Ordinary Share so issued to be validly issued, fully paid and non-assessable;

(b)	each Company Ordinary Share that is a treasury share or is owned by a direct or indirect subsidiary of the Surviving Company immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall be cancelled and shall cease to exist without any conversion thereof or payment therefor;

(c)	each Company Ordinary Share in respect of which the holder thereof has duly and validly exercised a right of dissent in accordance with Section 238 of the Act (collectively, the “Dissenting Shares”) shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Dissenting Shares shall cease to be a shareholder of the Surviving Company (and shall not be a shareholder of the Surviving Company) and shall cease to have any rights thereto (including any right to receive such holder’s portion of the aggregate Merger Consideration Shares), subject to and except for such rights as are granted under Section 238 of the Act; and

(d)	each ordinary share of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable Surviving Company Ordinary Share.

9.	The rights and restrictions attaching to the shares in the Surviving Company are set out in the memorandum and articles of association of the Surviving Company in the form annexed as Appendix I hereto.

10.	The memorandum and articles of association of the Surviving Company immediately prior to the Merger shall be its memorandum and articles of association after the Merger.

11.	The Merger shall be effective on the date on which the Articles of Merger relating to the Merger are registered by the Registrar of Companies.

12.	Each director of the Surviving Company will be paid the following amounts or receive the following benefits consequent upon the Merger:

(a)	[insert any payment or any benefit to be received by a director]; and

(b)	[repeat].

13.	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14.	The names and addresses of each director of the Surviving Company upon the Effective Time are:

(a)

15.	This Plan of Merger has been approved by the board of directors of the Surviving Company and the Merging Company pursuant to Section 233(3) of the Act.

16.	This Plan of Merger has been authorized by the sole shareholder of the Merging Company pursuant to Section 233(6) of the Act. This Plan of Merger has been authorized by the shareholders of the Surviving Company pursuant to Section 233(6) of the Act by way of written resolutions dated February 22, 2022.

17.	At any time prior to the Effective Time, this Plan of Merger may be:

(a)	terminated by the board of directors of either the Surviving Company or the Merging Company;

(b)	amended by the board of directors of both the Surviving Company and the Merging Company to:

(i)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(ii)	effect any other changes to this Plan of Merger which the directors of the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of the Surviving Company and the Merging Company, respectively.

18.	This Plan of Merger may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

19.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows.]

IN WITNESS WHEREOF the parties hereto have caused this Plan of Merger to be executed on the date first set out in this Plan of Merger.

For and on behalf of
Pacifico International Group

Edward Cong Wang Sole Director

For and on behalf of
Caravelle Group Co., Ltd.

Guohua Zhang
CEO

EXHIBIT F

Form of PubCo Governing Documents

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CARAVELLE INTERNATIONAL GROUP

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

CARAVELLE INTERNATIONAL GROUP

1	The name of the Company is Caravelle International Group.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

WE, the subscriber to this Memorandum of Association, wish to form a company pursuant to this Memorandum of Association, and we agree to take the number of shares shown opposite our name.

Dated this 28th day of February 2022.

Signature and Address of Subscriber	Number of Shares Taken

Mapcal Limited	One
of PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

acting by:

[please insert]

[Corporate Assistant]
Witness to the above signature

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

CARAVELLE INTERNATIONAL GROUP

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a share in the Company and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Subscriber”	means the subscriber to the Memorandum.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a)	issue one Share to itself;

(b)	transfer that Share by an instrument of transfer to any person; and

(c)	update the Register of Members in respect of the issue and transfer of that Share.

3.2	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1	Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1	If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1	If a Member dies the survivor or survivors (where they were a joint holder) or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than 10% in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within 21 days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21 day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20	Notice of General Meetings

20.1	At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

20.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1	No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if the chairperson shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

21.6	If no Director is willing to act as chairperson or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

21.7	The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8	When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairperson demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least 10% in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10	Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairperson that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11	The demand for a poll may be withdrawn.

21.12	Except on a poll demanded on the election of a chairperson or on a question of adjournment, a poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13	A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairperson shall be entitled to a second or casting vote.

22	Votes of Members

22.1	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which they are the holder.

22.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4	No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

22.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

22.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7	On a poll, a Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

23	Proxies

23.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3	The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

23.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company may be determined in writing by, or appointed by a resolution of, the Subscriber.

27	Powers of Directors

27.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that they resign the office of Director; or

(b)	the Director is absent (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by them) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30	Proceedings of Directors

30.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if their appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if their appointor is not present, count twice towards the quorum.

30.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of their appointor to a separate vote on behalf of their appointor in addition to their own vote.

30.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

30.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of their appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of their appointor and in their capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5	A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7	The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

30.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32	Directors’ Interests

32.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2	A Director or alternate Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director or alternate Director.

32.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

32.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or their alternate Director in their absence) shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

32.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by that Director provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

34.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate their office at any time if they give notice in writing to the Company that they resign their office.

35	Alternate Directors

35.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by them.

35.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which their appointor is a member, to attend and vote at every such meeting at which the Director appointing them is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of their appointor as a Director in their absence.

35.3	An alternate Director shall cease to be an alternate Director if their appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5	Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for their own acts and defaults and shall not be deemed to be the agent of the Director appointing them.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

38	Seal

38.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

39.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, telex, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

43.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Dated this 28th day of February 2022.

Mapcal Limited
of PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

acting by:

[please insert]

[Corporate Assistant]
Witness to the above signature

EXHIBIT G

Form of Surviving Corporation Articles

 THE COMPANIES ACT (2021 Revision)

Company Limited by Shares

ARTICLES OF ASSOCIATION

OF

Caravelle Group Co., Ltd

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Articles”	means the Articles as originally framed or as from time to time altered by Special Resolution.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Company”	means the above named Company.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes bonus.

“fully paid”	shall bear the meaning as ascribed to it in the Statute.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“month”	means calendar month.

“paid-up”	means paid-up and/or credited as paid-up.

CAY 2021/02/31
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Downloaded and Printed on 09-Apr-2021 Registrar of Companies Auth Code: F56575717963	G-1	Auth Code: A55468525484 www.verify.gov.ky

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“share”	includes a fraction of a share.

“Special Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Act of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Words importing the singular number only include the plural number and vice versa. Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

CAY 2021/02/31
Certified a True Copy
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ISSUE OF SHARES

6.	Subject to the provisions, if any, in that behalf in the Memorandum of Association and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in these Articles of Association, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.

7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.	The Directors may in their absolute discretion decline to register any transfer of shares without assigning any reason therefor. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

10.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

REDEEMABLE SHARES

11.	(a)	Subject to the provisions of the Statute and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine and the rights attaching to any issued shares may, subject to the provisions of these Articles, by special resolution, be varied so as to provide that such shares are to be or are liable to be so redeemed.

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(b)	Subject to the provisions of the Statute and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital and provided that the Company may not redeem or purchase any of its shares if, as a result of the redemption or purchase, there would no longer be any issued shares of the Company other than shares held as treasury shares.

12.	Subject to the provisions of these Articles, the manner and any of the terms of any such redemption or purchase of shares may be determined by either the Company by ordinary resolution or by the Directors. The Company may make a payment in respect of the redemption or purchase of its own shares otherwise than out of its profits, share premium account, or the proceeds of a fresh issue of shares.

TREASURY SHARES

13.	The Company may, subject to the provisions of the Act, acquire, hold and dispose of its own shares as treasury shares.

VARIATION OF RIGHTS OF SHARES

14.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

15.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

16.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

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NON-RECOGNITION OF TRUSTS

17.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

18.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

19.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

20.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

21.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

22.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

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23.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

24.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

25.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

26.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

27.	(a)	If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

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28.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

29.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

30.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

31.	The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

32.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

33.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

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34.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF
REGISTERED OFFICE & ALTERATION OF CAPITAL

35.	(a)	Subject to and in so far as permitted by the provisions of the Statute, the Company may from time to time by ordinary resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)	Without prejudice to Article 11 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

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CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

36.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

37.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

38.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

39.	(a)	Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

40.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

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(c)	If the Directors do not within 21 days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said 21 days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

41.	At least five days notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 40 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than 75 per cent in nominal value or in the case of shares without nominal or par value 75 per cent of the shares in issue, or their proxies.

42.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

43.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; two Members present in person or by proxy shall be a quorum provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy.

44.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

45.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

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46.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

47.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

48.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

49.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

50.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

51.	The demand for a poll may be withdrawn.

52.	Except as provided in Article 54, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

53.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

54.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

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VOTES OF MEMBERS

55.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote and on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

56.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

57.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

58.	No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

59.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

60.	On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

61.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

62.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

63.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

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64.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

65.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

66.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

67.	There shall be a Board of Directors consisting of not less than one or more than twelve persons (exclusive of alternate Directors) PROVIDED HOWEVER that the Company may from time to time by ordinary resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers of the Memorandum of Association or a majority of them.

68.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

69.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

70.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

71.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

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72.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

73.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

74.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

75.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 74 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

76.	Subject to the exception contained in Article 84, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

77.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

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78.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

79.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

80.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

81.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

82.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

83.	(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

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(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

84.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

85.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

86.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

87.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least two days notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 42 shall apply mutatis mutandis with respect to notices of meetings of Directors.

88.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be two, a Director and his appointed alternate Director being considered only one person for this purpose, PROVIDED ALWAYS that if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

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89.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

90.	The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

91.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

93.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

94.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

95.	(a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 61-64 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

96.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

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(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind.

APPOINTMENT AND REMOVAL OF DIRECTORS

97.	The Company may by ordinary resolution appoint any person to be a Director and may in like manner remove any Director and may in like manner appoint another person in his stead.

98.	The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors but so that the total amount of Directors (exclusive of alternate Directors) shall not at any time exceed the number fixed in accordance with these Articles.

PRESUMPTION OF ASSENT

99.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

100.	(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

(d)	A document to be executed as a Deed shall be executed by a Director or other person authorised by the Directors for that purpose.

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OFFICERS

101.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

102.	Subject to the Statute, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore.

103.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

104.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

105.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

106.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

107.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

108.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

109.	No dividend or distribution shall bear interest against the Company.

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CAPITALISATION

110.	The Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

111.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

112.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

113.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

114.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

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115.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

116.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

117.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

118.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

119.	(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of 60 hours after the letter containing the same is posted as aforesaid.

(b)	Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

120.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

121.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

122.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

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(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and

No other person shall be entitled to receive notices of general meetings.

WINDING UP

123.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

124.	If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

INDEMNITY

125.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR

126.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

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AMENDMENTS OF ARTICLES

127.	Subject to the Statute, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

128.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

For and on behalf of
Vistra (Cayman) Limited
of P. O. Box 31119

Grand Pavilion,
Hibiscus Way,

802 West Bay Road,
Grand Cayman,
KY1 - 1205

Cayman Islands
Corporation

(Sd.) Authorised Signatory

Lynden John

DATED 1st day of April, 2021

WITNESS to the above signature :-
(Sd.) Candace Rankin
of P. O. Box 31119
Grand Pavilion, Hibiscus Way,
802 West Bay Road, Grand Cayman, KY1 - 1205
Cayman Islands

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EXHIBIT H

Form of Surviving Corporation Memorandum

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

Caravelle Group Co., Ltd

Incorporated on the 1st day of April, 2021

INCORPORATED IN THE CAYMAN ISLANDS

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THE COMPANIES ACT (2021 Revision)

Company Limited by Shares

MEMORANDUM OF ASSOCIATION

OF

Caravelle Group Co., Ltd

1.	The name of the Company is Caravelle Group Co., Ltd.

2.	The Registered Office of the Company shall be at the offices of Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a)	(i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

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(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Notwithstanding the generality of the objects stated in this Memorandum of Association, as of the date of establishment, the nature of business of the Company is Equity Holding Company.

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5.	Except as prohibited or limited by the Companies Act (2021 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

6.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

7.	The share capital of the Company is US$50,000.00 divided into 50,000 shares of a nominal or par value of US$1.00 each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act (2021 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in this Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates.

8.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (2021 Revision) and, subject to the provisions of the Companies Act (2021 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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We, the undersigned, are desirous of being formed into a Company pursuant to this Memorandum of Association and the Companies Act (2021 Revision), and we hereby agree to take the numbers of shares set opposite our name below.

Signature, Name, Occupation, and Address of Subscriber	Number of Shares Taken by Each Subscriber

For and on behalf of
Vistra (Cayman) Limited
of P. O. Box 31119

Grand Pavilion,
Hibiscus Way,

802 West Bay Road,
Grand Cayman,
KY1 - 1205

Cayman Islands
Corporation

(Sd.) Authorised Signatory
Lynden John

ONE

DATED 1st day of April, 2021
WITNESS to the above signature :-	(Sd.) Candace Rankin
of P. O. Box 31119
Grand Pavilion,
Hibiscus Way,
802 West Bay Road,
Grand Cayman,
KY1 - 1205
Cayman Islands

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EXHIBIT I

Form of Certificate of SPAC Merger

CERTIFICATE OF MERGER

FOR THE MERGER OF

PACIFICO MERGER SUB 2 INC.
WITH AND INTO
PACIFICO ACQUISITION CORP.

[          ], 2022

__________________________________

Pursuant to Title 8, Section 251(c) of the
General Corporation Law of the State of Delaware (“DGCL”)

__________________________________

Pacifico Acquisition Corp., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Pacifico Merger Sub 2 Inc., a Delaware corporation (“Merging Corporation”), with and into the Company, with the Company remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST: The Company is incorporated pursuant to the DGCL. The Merging Corporation is incorporated pursuant to the DGCL. The Company and the Merging Corporation are the constituent corporations in the Merger.

SECOND: An Agreement and Plan of Merger, dated April 5, 2022, has been approved, adopted, executed and acknowledged by each of the Company and Merging Corporation in accordance with the provisions of Title 8 Section 251(c) of the DGCL.

THIRD: Upon the effectiveness of this Certificate of Merger, the Certificate of Incorporation of the Company shall constitute the Certificate of Incorporation of the Surviving Corporation.

FOURTH: The executed Agreement and Plan of Merger is on file at c/o Pacifico Capital LLC, 521 Fifth Avenue, 17th Floor, New York, NY 10175, the principal place of business of the Surviving Corporation.

FIFTH: A copy of the executed Agreement and Plan of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

SIXTH: The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251(c) of the DGCL.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer, on the [          ]th day of [          ], 2022.

PACIFICO ACQUISITION CORP.

By:
	Name:	Edward Cong Wang
	Title:	Chief Executive Officer

[Signature Page to Certificate of SPAC Merger]

SCHEDULE I

Earnout Participants

Earnout Participant	Shares to Receive at Earnout Event I	Shares to Receive at Earnout Event II
Galion-Group Co., Ltd.	7526882	10035842
Taiyuan Group Co., Ltd.	3072197	4096262
Speed Wealthy Ltd.	1536098	2048131
New Honest Group Co., Ltd.	1113671	1484895
SOUTH PACIFIC GYRE INVESTMENT LIMITED	599078	798771
Greater Bigfish King Co., Ltd.	460829	614439
IDEAL VICTORY HOLDINGS LIMITED	384025	512033
Jane Rays Group Co., Ltd.	307220	409626

EXHIBIT J

Form of PIPE Subscription Agreement

Final

PIPE SUBSCRIPTION AGREEMENT

This PIPE SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this [           ]th day of [            ], 2022, by and among Caravelle International Group (the “PubCo”), a Cayman Islands exempted company, Pacifico Acquisition Corp, a Delaware corporation (the “SPAC”), and the undersigned (the “PIPE Investor”, “Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Transaction Agreement (as defined below).

WHEREAS, the PubCo, the SPAC and the other parties named therein have entered into an Agreement and Plan of Merger dated as of April 5, 2022 (as it may be amended, the “Transaction Agreement” and the transactions contemplated thereby, the “Transactions”), pursuant to which, (1) Pacifico International Group, a Cayman Islands exempted company and a wholly-owned subsidiary of the PubCo (“Merger Sub 1”), will merge with and into Caravelle Group Co., Ltd. (the “Target”), with the Target as the surviving entity (the “Initial Merger”), and (ii) Pacifico Merger Sub 2 Inc. (“Merger Sub 2”), a Delaware corporation and a wholly-owned subsidiary of the PubCo, will, following consummation of the Initial Merger, merge with and into the SPAC, with the SPAC as the surviving entity (the “SPAC Merger” and together with the Initial Merger, the “Mergers”);

WHEREAS, in connection with and contingent on the closing of the Transactions (the “Transaction Closing”), as contemplated by the Transaction Agreement, and pursuant to the terms and conditions hereof, Subscriber desires to subscribe for and purchase from the PubCo that number of the PubCo’s ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), set forth on the signature page hereto for a purchase price of $10.00 per share (the “Per Share Price”), or the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the PubCo desires to issue and sell to Subscriber at the Transaction Closing the Securities (as defined below) in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the PubCo on or prior to the Transaction Closing; and

WHEREAS, in connection with the Transactions, certain other institutional “accredited investors” (within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”)) or “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act) (the “Other Subscribers”) are entering into separate subscription agreements with the PubCo and the SPAC (“Other Subscription Agreements”) substantially similar to this Subscription Agreement, pursuant to which such Other Subscribers, and Subscriber pursuant to this Subscription Agreement, have agreed, severally and not jointly, to purchase on the closing date of the Transactions (the “Closing Date”) an aggregate of up to [●] Ordinary Shares at the Per Share Price (the “Offering”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and pursuant to the terms and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby subscribes for and agrees to purchase from the PubCo at the PIPE Closing (as defined below), and the PubCo hereby agrees to issue and sell to Subscriber, at the Transaction Closing, upon the payment of the Purchase Price, that number of Ordinary Shares set forth on the signature page hereto (the “Securities”) on the terms and conditions set forth herein (such subscription and issuance, the “Subscription”).

2. Representations, Warranties and Agreements.

2.1 Subscriber’s Representations, Warranties and Agreements. To induce the PubCo to issue the Securities to Subscriber, Subscriber hereby represents and warrants to each of the SPAC and the PubCo and agrees with the SPAC and the PubCo as follows:

2.1.1 Subscriber has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform Subscriber’s obligations under this Subscription Agreement.

2.1.2 This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. This Subscription Agreement constitutes a valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3 Assuming the accuracy of the PubCo’s representations and warranties as set forth in Section 2.2 and the SPAC’s representations and warranties as set forth in Section 2.3 hereof, the execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber and its subsidiaries, taken as a whole, or materially and adversely affect the legal authority or ability of Subscriber to comply in all material respects with the terms of this Subscription Agreement (a “Subscriber Material Adverse Effect”); (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries in any material respect; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or government or governmental, tribunal, judicial, administrative federal, state, local, or foreign or any agency, bureau, board, commission instrumentality or authority thereof, including any state’s attorney general or any court or arbitrator (public or private) (“Authority”), having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.

2.1.4 The Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A attached hereto, (ii) is acquiring all of the Securities only for his, her or its own account and not for the account of others, or if the Subscriber, or the investment advisor to which Subscriber has delegated decision making authority over its investments, is subscribing for the Securities as a fiduciary or agent for one or more investment accounts, the Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is acquiring the Securities for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or the laws of any jurisdiction (and shall provide the requested information set forth on Schedule A). If the Subscriber is an entity, the Subscriber is not an entity formed for the specific purpose of acquiring the Securities.

2.1.5 Subscriber understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act. Subscriber understands and agrees that the Securities may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act with respect to the Securities except (i) to the PubCo or a subsidiary thereof, or (ii) pursuant to another applicable exemption from the registration requirements of the Securities Act that is available and that any book entries representing the Securities shall contain a restrictive legend to such effect. Subscriber understands and agrees that the Securities will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Securities will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. Subscriber understands that it has been advised to consult legal, tax and accounting counsel prior to making any offer, resale, transfer, pledge or other disposition of any of the Securities.

2.1.6 Subscriber understands and agrees that Subscriber is purchasing the Securities directly from the PubCo. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the PubCo or any of its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement, and Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth in this Subscription Agreement.

2.1.7 Subscriber represents and warrants that (i) it is not a Benefit Plan Subscriber as contemplated by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) its acquisition and holding of the Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

2.1.8 In making its decision to purchase the Securities, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the representations, warranties, and covenants of the SPAC and the PubCo contained in this Subscription Agreement. Subscriber acknowledges and agrees that Subscriber has received and has had an adequate opportunity to review, such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Securities and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Subscriber’s investment in the Securities. Without limiting the generality of the foregoing, Subscriber acknowledges that it has had the opportunity to review the documents provided to Subscriber, including (collectively, the “Disclosure Documents”): (i) the final prospectus of the SPAC, dated as of September 13, 2021 and filed with the Securities and Exchange Commission (the “Commission”) (File No. 333-258038) (the “Prospectus”), (ii) each of the SPAC’s filings with the Commission, together with any amendments, restatements or supplements thereto (the “SEC Documents”) through the date of this Subscription Agreement, (iii) the Transaction Agreement, a copy of which will be filed by the SPAC with the Commission and (iv) the investor presentation by the SPAC and the Target (the “Investor Presentation”), a copy of which will be furnished by the SPAC to the Commission. Subscriber represents and agrees that Subscriber and its professional advisor(s), if any, have had the full opportunity to ask the SPAC’s management questions, receive such answers and obtain such information as Subscriber and its professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities. The Subscriber further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in terms of the Transactions, shall in no way affect Subscriber’s obligation to purchase the Securities hereunder, except as otherwise provided herein, and that, in purchasing the Securities, Subscriber is not relying upon any projections contained in the Investor Presentation. Subscriber acknowledges and agrees that (i) it has not relied on any statements or other information provided by Chardan Capital Markets, LLC (the “Placement Agent”) or any of the Placement Agent’s affiliates with respect to its decision to invest in the Securities, including information related to the SPAC, the PubCo, the Target, the Securities and the offer and sale of the Securities, (ii) neither the Placement Agent, nor any of the Placement Agent’s affiliates has provided Subscriber with any information or advice with respect to the Securities, nor is such information or advice necessary or desired, and (iii) neither the Placement Agent nor any of the Placement Agent’s affiliates has prepared any disclosure or offering document in connection with the offer and sale of the Securities. Neither the Placement Agent nor any of the Placement Agent’s affiliates has made or makes any representation as to the SPAC, the PubCo, the Target or the quality or value of the Securities and the Placement Agent and its affiliates may have acquired non-public information with respect to the SPAC, the PubCo which Subscriber agrees need not be provided to it. Subscriber agrees the Placement Agent shall not be liable to Subscriber for any action heretofore or hereafter taken or omitted to be taken by it in connection with Subscriber’s purchase of the Securities.

2.1.9 Subscriber became aware of this Offering of the Securities solely (a) by means of direct contact from the Placement Agent, the SPAC, the PubCo, the Target or a representative of the Placement Agent, the SPAC, the PubCo or the Target, or (b) directly from the SPAC or the PubCo as a result of a pre-existing, substantial relationship with the SPAC or the PubCo, and the Securities were offered to Subscriber solely by direct contact between Subscriber and either the Placement Agent or the PubCo. Subscriber did not become aware of this Offering of the Securities, nor were the Securities offered to Subscriber, by any other means. Subscriber acknowledges that the Placement Agent has not acted as its financial advisor or fiduciary. Subscriber acknowledges that the PubCo represents and warrants that the Securities (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.1.10 Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities. Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber understands and acknowledges that it (i) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Securities.

2.1.11 Subscriber represents and acknowledges that Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Securities, has analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the PubCo. Subscriber further acknowledges specifically that a possibility of total loss of investment exists.

2.1.12 Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the Offering of the Securities or made any findings or determination as to the fairness of this investment.

2.1.13 Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of any country or territory embargoed or subject to substantial trade restrictions by the United States; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited  Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List, and to otherwise ensure compliance with OFAC-administered sanctions programs. Subscriber further represents and warrants that, to the extent required, it, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Securities were legally derived.

2.1.14 On the date the Purchase Price will be required to be funded pursuant to Section 3.1, Subscriber will have sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1.

2.1.15 Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Subscriber hereby agrees that it shall notify the PubCo promptly in writing in the event a Disqualification Event becomes applicable to Subscriber or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 2.1.15, “Rule 506(d) Related Party” shall mean a person or entity that is a direct beneficial owner of Subscriber’s securities for purposes of Rule 506(d) under the Securities Act.

2.1.16 No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the PubCo.

2.1.17 Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the Commission with respect to the beneficial ownership of the PubCo’s Ordinary Shares prior to the date hereof, Subscriber is not currently (and at all times through Transaction Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision) acting for the purpose of acquiring, holding or disposing of equity securities of the PubCo (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.18 No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the PubCo as a result of the purchase by such Subscriber and sale of the Securities hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the PubCo from and after the Transaction Closing as a result of the purchase by such Subscriber and sale of the Securities hereunder.

2.2 PubCo’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Securities, the PubCo hereby represents and warrants to Subscriber and agrees with Subscriber as follows:

2.2.1 The PubCo has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Cayman Islands, with the requisite corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2 The Securities have been duly authorized and, when issued and delivered to Subscriber against full payment for the Securities in accordance with the terms of this Subscription Agreement, and registered with the PubCo’s transfer agent, the Securities will be validly issued, fully paid, non-assessable and free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), and will not be issued in violation of or subject to any preemptive or similar rights created under the PubCo’s memorandum and articles of association or under the laws of the Cayman Islands .

2.2.3 This Subscription Agreement has been duly authorized, executed and delivered by the PubCo and, assuming that this Subscription Agreement constitutes a valid and binding obligation of the Subscriber, is a valid and binding obligation of the PubCo, enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.2.4 The execution, delivery and performance of this Subscription Agreement (including compliance by the PubCo with all of the provisions hereof), the issuance and sale of the Securities and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the PubCo pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the PubCo is a party or by which the PubCo is bound or to which any of the property or assets of the PubCo is subject, which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, financial condition, stockholders’ equity or results of operations of the PubCo or materially and adversely affect the validity of the Securities or the legal authority or ability of the PubCo to comply in all material respects with the terms of this Subscription Agreement (an “PubCo Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of the PubCo in any material respect; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any Authority having jurisdiction over the PubCo or any of its properties that would reasonably be expected to have an PubCo Material Adverse Effect.

2.2.5 Neither the PubCo, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any PubCo security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the PubCo on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance or sale of the Securities under the Securities Act.

2.2.6 Neither the PubCo nor any person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities and neither the PubCo, nor any person acting on its behalf has offered any of the Securities in a manner involving any public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.2.7 The PubCo has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does the PubCo have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

2.2.8 As of the date of this Subscription Agreement, the authorized capital stock of the PubCo consists of 500,000,000 Ordinary Shares, par value $0.0001 per share, of which one (1) Ordinary Share is issued and outstanding as of the date hereof and no preferred shares are issued and outstanding. The issued and outstanding Ordinary Share has been duly authorized and validly issued, is fully paid and is non-assessable and is not subject to preemptive rights. As of the date hereof, except as set forth above pursuant to the organizational documents of the PubCo, the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the PubCo any Ordinary Shares or other equity interests in the PubCo, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than any subsidiary created for purposes of the Transactions, the PubCo has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the PubCo is a party or by which it is bound relating to the voting of any securities of the PubCo, other than as contemplated by the Transaction Agreement. The PubCo has no outstanding indebtedness and will not have any outstanding long-term indebtedness as of immediately prior to the Transaction Closing.

2.2.9 Assuming the accuracy of the representations and warranties of the Subscriber, the PubCo is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the PubCo of this Subscription Agreement (including, without limitation, the issuance of the Securities), other than (i) any required filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (ii) the filing with the Commission of a registration statement pursuant to Section 6, (iii) the filings required by applicable state or federal securities laws, (iv) the filings required in accordance with Section 8.1, (v) any filings or notices required by Nasdaq or the NYSE, as applicable, (vi) those required to consummate the Transactions as provided under the Transaction Agreement, (vii) the filing of notification under the Hart-Scott Rodino Antitrust Improvements Act of 1976, if applicable (“HSR”), if applicable, and (viii) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, an PubCo Material Adverse Effect.

2.2.10 Upon consummation of the Transaction Closing, the Securities will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the Nasdaq or the NYSE, as determined by the PubCo, and the Securities will be approved for listing on such trading market, subject to official notice of issuance.

2.2.11 Except as set forth in the following sentence, the PubCo has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Other than compensation to be paid to the Placement Agent, the PubCo is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Subscriber in connection with the sale of any Securities in the Offering.

2.2.12 Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 2.1, in connection with the offer, sale and delivery of the Securities in the manner contemplated by this Subscription Agreement, it is not necessary to register the Securities under the Securities Act. The Securities (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.2.13 Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement expressly contemplated by the Transaction Agreement, the PubCo has not entered into any side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s investment in the PubCo. No Other Subscription Agreement includes a price per Security different from this Subscription Agreement or other terms, rights or conditions that are more advantageous (economically or otherwise) in any material respect to any such Other Subscriber than Subscriber hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement in any manner that materially benefits the Other Subscriber thereunder unless Subscriber has been granted the same benefits.

2.2.14 The PubCo is not, and immediately after receipt of payment for the Securities will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.2.15 As of the date of this Agreement the PubCo has not received any written communication from a governmental entity that alleges that the PubCo is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have an PubCo Material Adverse Effect.

2.2.16 Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, an PubCo Material Adverse Effect, as of the date of this Subscription Agreement, there is no (i) action, claim, inquiry, arbitration, investigation, litigation or other proceeding pending, or, to the knowledge of the PubCo, threatened against the PubCo or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the PubCo.

2.2.17 Except for discussions specifically regarding the offer and sale of the Securities, the PubCo confirms that neither it nor any other person acting on its behalf has provided Subscriber or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning the PubCo or any of its subsidiaries, other than with respect to the Transactions and the transactions contemplated by this Subscription Agreement or the Other Subscription Agreements, unless prior thereto the Subscriber shall have consented in writing to the receipt of such information and agreed with the PubCo to keep such information confidential.

2.3 SPAC’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Securities, the SPAC hereby represents and warrants to Subscriber and agrees with Subscriber as follows:

2.3.1 The SPAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The SPAC has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.3.2 This Subscription Agreement has been duly authorized, executed and delivered by the SPAC, constitutes a valid and binding obligation of the SPAC and is enforceable against the SPAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.3.3 The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Securities by the PubCo and the consummation of the transactions contemplated hereby, (i) will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the SPAC or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the SPAC or any of its subsidiaries is a party or by which the SPAC or any of its subsidiaries is bound or to which any of the property or assets of the SPAC is subject, which would have a material adverse effect on the business, properties, assets, liabilities, operations, condition (including financial condition), stockholders’ equity or results of operations of the SPAC or the combined company after giving effect to the Transactions (a “SPAC Material Adverse Effect”) or materially affect the validity of the Securities or the legal authority or ability of the SPAC to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the SPAC; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the SPAC or any of its properties that would have a SPAC Material Adverse Effect or materially affect the validity of the Securities or the legal authority or ability of the SPAC to perform in all material respects its obligations under the terms of this Subscription Agreement.

2.3.4 Assuming the accuracy of the representations and warranties of the Subscriber, the SPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the SPAC of this Subscription Agreement, other than (i) those required to consummate the Transactions as provided under the Transaction Agreement, (ii) the filings required in accordance with Section 8.1, (iii) any filings or notices required by Nasdaq, (iv) the filing of notification under the HSR, (v) any consents, waivers, filings, authorizations or orders which have already been obtained or in respect of which the SPAC’s obligations thereof have already been satisfied, and (vi) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

2.3.5 As of the date of this Subscription Agreement, the authorized capital stock of the SPAC consists of 10,000,000 shares of the SPAC Common Stock, par value $0.0001 per share, 7,495,000 of which are issued and outstanding. (the “SPAC Common Stock”). Except for (i) the SPAC Units (ii) the rights to purchase 575,000 shares of SPAC Common Stock and (iii) the unit purchase options to purchase 158,125 units of the SPAC at a price of $11.50 per unit, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the SPAC shares of SPAC Common Stock or other equity interests in the SPAC, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the SPAC has no subsidiaries, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the SPAC is a party or by which it is bound relating to the voting of any securities of the SPAC, other than (1) as set forth in the SEC Documents and (2) as contemplated by the Transaction Agreement. As of the date hereof, the SPAC had no outstanding long-term indebtedness (other than (a) any loans which may be made by the SPAC’s insiders, officers, directors or any of its or their affiliates to finance transaction costs in connection with the Transaction (the “Insider Loans”), (b) $2,156,250 payable (3.75% of the gross proceeds of its initial public offering) to the underwriters as deferred underwriting discounts and commissions in connection with its initial public offering (the “Deferred Compensation in Cash”), and (c) $431,250 payable (0.75% of the gross proceeds of its initial public offering) to the underwriters as deferred underwriting discounts and commissions in connection with its initial public offering in the form of shares of SPAC Common Stock at a price of $10.00 per share (the “Deferred Compensation in Shares”)), and will not have any such long-term indebtedness immediately prior to the Transaction Closing (other than the Insider Loans and the Deferred Compensation in Cash and the Deferred Compensation in Shares). There are no securities or instruments by or to which the SPAC is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Subscriber Shares, that have not been or will not be validly waived on or prior to the Transaction Closing Date.

2.3.6 As of the date of this Agreement, the issued and outstanding shares of SPAC Common Stock are registered pursuant to Section 12(b) of Exchange Act, and are listed for trading on Nasdaq under the symbol “PAFO.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the SPAC, threatened against the SPAC by Nasdaq or the Commission with respect to any intention by such entity to deregister the SPAC Common Stock or prohibit or terminate the listing of the SPAC Common Stock on Nasdaq.

2.3.7 Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the SPAC, threatened against the SPAC, or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the SPAC.

2.3.8 The SPAC is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a SPAC Material Adverse Effect. The SPAC has not received any written communication from a governmental entity that alleges that the SPAC is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a SPAC Material Adverse Effect. The SPAC is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the SPAC, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the SPAC is now a party or by which the SPAC’s properties or assets are bound, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the SPAC or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

2.3.9 The SPAC has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Other than compensation to be paid to the Placement Agent, the SPAC is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Subscriber in connection with the sale of any Securities in the Offering.

2.3.10 As of their respective dates, all the SEC Documents filed prior to the date of this Subscription Agreement complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the SPAC included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. The SPAC has filed each report, statement, schedule, prospectus, and registration statement that the SPAC was required to file with the Commission since its initial registration of the SPAC Common Stock with the Commission. A copy of each SEC Document is available to the Subscriber via the Commission’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the SPAC from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Documents.

2.3.11 Other than the Other Subscription Agreements, the Transaction Agreement, and the agreements contemplated thereby, the SPAC has not entered into any subscription agreement, side letter or similar agreement with any Other Subscriber in connection with such Other Subscriber’s investment in the PubCo through the Offering, except for side letters required to comply with an Other Subscriber’s policies and procedures or rules and regulations applicable to the Other Subscriber. No Other Subscription Agreement includes terms and conditions that are more advantageous to any such Other Subscriber than the Subscriber hereunder (other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds), and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement to include such terms and conditions.

2.3.12 The SPAC has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does the SPAC have any knowledge or reason to believe that any of its creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

3. Settlement Date and Delivery.

3.1 PIPE Closing. The closing of the Subscription contemplated hereby (the “PIPE Closing”) is contingent upon the substantially concurrent consummation of the Transactions, as provided for by the Transaction Agreement. The PIPE Closing shall occur on the date of but immediately prior to the SPAC Merger. Upon written notice from (or on behalf of) the PubCo to Subscriber (the “Closing Notice”) that the PubCo reasonably expects all conditions to the Transaction Closing to be satisfied on a date that is not less than five (5) business days from the date of the Closing Notice, Subscriber shall deliver to the PubCo, at least two (2) business day prior to the scheduled closing date specified in the Closing Notice (the “Scheduled Closing Date”), to be held in escrow until the PIPE Closing, the Purchase Price for the Securities by wire transfer of United States dollars in immediately available funds to the account specified by the PubCo in the Closing Notice, which at the PIPE Closing will be released to the PubCo against delivery by the PubCo promptly after the Transaction Closing to Subscriber of the Securities in book-entry form (or in certificated form if indicated by Subscriber on Subscriber’s signature page hereto), free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws). Not later than one (1) business day after the Transaction Closing, the PubCo shall deliver to Subscriber the Securities in book entry form, in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. In the event that the consummation of the SPAC Merger does not occur within three (3) business days after the Scheduled Closing Date specified in the Closing Notice (as may be supplemented), or the PIPE Closing does not occur within three (3) business days of the Scheduled Closing Date for any other reason, the PubCo shall promptly (but not later than two (2) business days thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by the Subscriber, and any book-entries for the Securities shall be deemed repurchased and cancelled. Unless this Subscription Agreement is terminated pursuant to Section 5 below, the failure of the Transaction Closing to occur on the Scheduled Closing Date shall not terminate this Subscription Agreement or otherwise relieve any party of any of its obligations hereunder. For purposes of this Subscription Agreement, “business day” means any day that, in New York, New York, is neither a legal holiday nor a day on which commercial banking institutions are generally authorized or required by law or regulation to close (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day).

3.2 Conditions to PIPE Closing.

3.2.1 The PIPE Closing shall be subject to the satisfaction or valid waiver by the SPAC, the PubCo, or Subscriber of the conditions that, on the Closing Date:

(i) No suspension of the qualification of the Securities for offering or sale or trading of the SPAC Common Stock on the Nasdaq Capital Market (“Nasdaq”) shall have occurred and be continuing.

(ii) No Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting or enjoining the consummation of the transactions contemplated hereby.

(iii) All conditions precedent to the consummation of the Transactions set forth in the Transaction Agreement, as determined by the parties to the Transaction Agreement, shall have been satisfied or waived by the party entitled to the benefit thereof (as determined by the parties to the Transaction Agreement and other than those conditions that, by their nature, (x) may only be satisfied at the Transaction Closing (including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Securities pursuant to this Subscription Agreement and the Other Subscription Agreements), but subject to the satisfaction or waiver of such conditions as of the Transaction Closing, or (y) will be satisfied by the PIPE Closing and the closing of the transactions contemplated by the Other Subscription Agreements), and the SPAC Merger shall be scheduled to occur immediately following the PIPE Closing.

3.2.2 The PIPE Closing shall also be subject to the satisfaction or valid waiver by the Subscriber of the conditions that, on the Closing Date:

(i) The PubCo and the SPAC shall have performed, satisfied and complied in all material respects with all agreements, conditions and covenants required by this Subscription Agreement to be performed by the SPAC and the PubCo at or prior to the PIPE Closing.

(ii) The representations and warranties of the PubCo and the SPAC contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or an PubCo Material Adverse Effect or a SPAC Material Adverse Effect, which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or an PubCo Material Adverse Effect or a SPAC Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the PIPE Closing, shall constitute a reaffirmation by the PubCo and the SPAC of each of the representations, warranties and agreements of the PubCo and the SPAC contained in this Subscription Agreement as of the Closing Date.

(iii) No amendment, waiver or modification of the Transaction Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement, unless Subscriber has previously consented in writing to such amendment, waiver or modification.

(iv) PubCo shall have filed with Nasdaq an application or supplemental listing application for the listing of the Securities and Nasdaq shall have raised no objection with respect thereto, subject to official notice of issuance.

(v) There shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits (economically or otherwise) the Other Subscribers thereunder unless this Subscription Agreement shall have been amended to reflect the same terms.

(vi) From and after the date hereof, there shall have not occurred a Material Adverse Effect which is continuing and uncured.

3.2.3 The PIPE Closing shall also be subject to the satisfaction or valid waiver by the PubCo of the conditions that, on the Closing Date:

(i) Subscriber shall have performed, satisfied and complied in all material respects with all agreements, conditions and covenants required by this Subscription Agreement to be performed by Subscriber at or prior to the PIPE Closing.

(ii) All representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the PIPE Closing, shall constitute a reaffirmation by the Subscriber of each of the representations, warranties and agreements of the Subscriber contained in this Subscription Agreement as of the Closing Date.

4. Transfer Restrictions.

4.1 After the Transaction Closing, the Securities may only be resold, transferred, pledged or otherwise disposed of in compliance with state and federal securities laws and pursuant to an effective registration statement, Rule 144 under the Securities Act (“Rule 144”) or pursuant to another applicable exemption from the registration requirements of the Securities Act, to the PubCo or to an affiliate of Subscriber. As a condition of transfer (other than pursuant to an effective registration statement pursuant to Rule 144 or pursuant to another applicable exemption from the registration requirements of the Securities Act), any such transferee shall agree in writing to be bound by the terms of this Subscription Agreement and shall have the rights and obligations of Subscriber under this Agreement.

4.2 Each of the SPAC and the PubCo acknowledge that the Securities may be pledged by Subscriber in connection with a bona fide margin agreement, provided that such pledge shall be pursuant to an available exemption from the registration requirements of the Securities Act or pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of the Securities shall not be required to provide the PubCo with any notice thereof; provided, however, that neither the PubCo nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Securities are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment by the PubCo in all respects.

4.3 Subject to applicable requirements of the Securities Act and the interpretations of the Commission thereunder and any requirements of the PubCo’s transfer agent, the PubCo shall use commercially reasonable efforts to ensure that instruments, whether certificated or uncertificated, evidencing the Securities shall not contain any legend (including the legend set forth in Section 4.4 below) (i) following any sale of such Securities pursuant to Rule 144, (ii) if such Securities are eligible for sale under Rule 144 without the requirement for the PubCo to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, and in each case, Subscriber provides the PubCo with an undertaking to effect any sales or other transfers in accordance with the Securities Act, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).

4.4 Subscriber agrees to the imprinting, so long as is required by this Section 4, of a legend on any of the Securities in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

4.5  Subscriber hereby acknowledges and agrees that it will not, and will cause each person acting at Subscriber’s direction or pursuant to any understanding with Subscriber to not, directly or indirectly offer, sell, pledge, contract to sell or sell any option to purchase, or engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, in each case that result in Subscriber having a net short cash position in respect of the Securities until the Transaction Closing (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, nothing contained herein shall prohibit Subscriber from (i) any purchase of securities by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement, or (ii) any sale (including the exercise of any redemption right) of securities of the PubCo (A) held by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transactions (including Subscriber’s controlled affiliates and/or affiliates) from entering into any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and (ii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Subscription Agreement.

4.6 The PubCo will use its commercially reasonable efforts to make all Securities eligible on the Direct Registration System of the Depository Trust Company so that Subscriber can move shares to respective prime broker accounts and sell without restriction.

5. Termination. Except for the provisions of Sections 5, 7, 8 and 9 and the provisions of this Agreement providing for the return of funds previously delivered in the event the Transaction Closing does not occur, all of which shall survive any termination hereunder, this Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (iii) at the election of the Subscriber, if the Transaction Closing shall not have occurred on or before the Agreement End Date (as defined in the Transaction Agreement), or (iv) if any of the conditions to PIPE Closing set forth in Section 3.2 are not satisfied on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Transaction Closing; provided, that, subject to the limitations set forth in Section 8, nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The PubCo shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination hereof in accordance with this Section 5, any monies paid by Subscriber to the PubCo in connection herewith shall promptly (and in any event within two (2) Business Days) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber.

6. Registration Rights.

6.1 The PubCo agrees that within ninety (90) calendar days after the Closing Date, the PubCo will file with the Commission (at the PubCo’s sole cost and expense) a registration statement to register under and in accordance with the provisions of the Securities Act, the resale of all of the Registrable Securities (as defined below) on Form F-3 or Form F-1 (which in either case shall be filed pursuant to Rule 415 under the Securities Act as a secondary-only registration statement), which shall be on Form F-3 if the PubCo is then eligible for such short form, or any similar or successor short form registration or, if the PubCo is not then eligible for such short form registration or would not be able to register for resale all of the Registrable Securities on Form F-3, on Form F-1 or any similar or successor long form registration (the “Registration Statement”). The PubCo will provide a draft of the Registration Statement to Subscriber for review at least two (2) business days in advance of the filing the Registration Statement, and shall advise Subscriber promptly upon the Registration Statement being declared effective by the Commission. The PubCo shall use its commercially reasonable efforts to have the Registration Statement declared effective by the Commission as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days (or ninety (90) calendar days if the Commission notifies the PubCo that it will “review” the Registration Statement) following the Closing Date and (ii) the fifth (5th) business day after the date the PubCo is notified in writing by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that the PubCo’s obligations to include the Registrable Securities of Subscriber in the Registration Statement are contingent upon Subscriber furnishing in writing to the PubCo such information regarding Subscriber, the securities of the PubCo held by Subscriber and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the PubCo to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the PubCo may reasonably request that are customary of a selling shareholder in similar situations. Notwithstanding the foregoing, if the Commission prevents the PubCo from including any or all of the Registrable Securities proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Registrable Securities by the Subscribers or otherwise, the PubCo shall use its best efforts to ensure that the Commission determines that (1) the offering contemplated by the Registration Statement is a bona fide secondary offering and not an offering “by or on behalf of the PubCo” as defined in Rule 415 of the Securities Act and (2) Subscriber is not a statutory underwriter. If the PubCo is unsuccessful in the efforts described in the preceding sentence then (i) the PubCo shall cause such Registration Statement to register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the Commission and (ii) Subscriber shall have an opportunity to withdraw its Registrable Securities. In such event, the number of Registrable Securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. The PubCo will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the earliest of (x) such time as when all of Subscriber’s securities included therein cease to be Registrable Securities, (y) such time as when all of Subscriber’s Registrable Securities included in such Registration Statement have actually been sold and (z) three years from the Closing Date. The PubCo will use its commercially reasonable efforts to cause the removal of all restrictive legends from any Registrable Securities being sold under the Registration Statement at the time of sale of such Registrable Securities upon the receipt from the Subscriber of such supporting documentation, if any, as requested by the PubCo. The PubCo will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, reasonably necessary to enable Subscriber to resell Registrable Securities pursuant to the Registration Statement and Rule 144, qualify the Registrable Securities for listing on the applicable stock exchange and update or amend the Registration Statement as necessary to include Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, the Securities and any other equity security issued or issuable with respect to the Securities by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, provided, however, that such securities shall cease to be Registrable Securities at the earliest of (A) three (3) years after the Closing Date, (B) the date all Securities held by Subscriber may be sold by Subscriber without volume or manner of sale limitations pursuant to Rule 144 and without the requirement for the PubCo to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (C) the date on which such securities have actually been sold by Subscriber, or (D) when such securities shall have ceased to be outstanding. Notwithstanding the foregoing, Subscriber shall not be required to sign any form of lock-up agreement in connection with the Registration Statement. Subscriber may deliver written notice (an “Opt-Out Notice”) to the PubCo requesting that Subscriber not receive notices from the PubCo otherwise required by this Section 6.1; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the PubCo shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) Subscriber will notify the PubCo in writing at least three (3) business days in advance of each intended use of an effective Registration Statement, and if a notice of a Suspension Event (as defined below) was previously delivered (or would have been delivered but for the provisions of this Section 6.1) and the related suspension period remains in effect, the PubCo will so notify Subscriber, within two (2) business days after Subscriber’s notification to the PubCo, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.

6.2 At its expense the PubCo shall:

6.2.1 except for such times as the PubCo is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws that the PubCo determines to obtain in connection with such registration, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until all Securities acquired by Subscriber hereunder cease to be Registrable Securities or such shorter period upon which Subscriber has notified the PubCo that such Registrable Securities have actually been sold, or otherwise when such Registration Statement is no longer required to be effective under this Section 6;

6.2.2 subject to an Opt-Out Notice, advise Subscriber within three (3) business days: (A) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (B) of the receipt by the PubCo of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (C) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, the PubCo shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the PubCo other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding the PubCo;

6.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as promptly as reasonably practicable;

6.2.4 upon the occurrence of any event contemplated in Section 6.2.2, except for such times as the PubCo is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the PubCo shall use its commercially reasonable efforts to as promptly as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

6.2.5 use its commercially reasonable efforts to cause all Securities to be listed on each securities exchange or market, if any, on which the Ordinary Shares issued by the PubCo have been listed; and

6.2.6 use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

6.3 Notwithstanding anything to the contrary in this Subscription Agreement, the PubCo shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, (i) if any information (e.g., compensation data) is not readily available and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the PubCo’s board of directors, upon the advice of external legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements, (ii) at any time the PubCo is required to file a post-effective amendment to the Registration Statement and the Commission has not declared such amendment effective or (iii) if the negotiation or consummation of a transaction by the PubCo or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the PubCo’s board of directors reasonably believes, upon the advice of external legal counsel, would require additional disclosure by the PubCo in the Registration Statement of material non-public information that the PubCo has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the PubCo’s board of directors, upon the advice of external legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, the PubCo shall not so delay filing or so suspend the use of the Registration Statement on more than two (2) occasions or for a period of more than sixty (60) consecutive days or more than a total of ninety (90) calendar days, in each case in any three hundred sixty (360) day period. Upon receipt of any written notice from the PubCo of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the PubCo agrees to promptly prepare after the completion of the Suspension Event) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the PubCo that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the PubCo unless otherwise required by law or subpoena. If so directed by the PubCo, Subscriber will deliver to the PubCo or, in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

6.4 The PubCo shall indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), and any of its officers, directors, agents, partners, members, stockholders, affiliates, managers, investment advisers and employees, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including reasonable out-of-pocket external attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading or (ii) any violation or alleged violation by the PubCo of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 6, except insofar as and to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the PubCo by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder, in each case, in connection with the registration of the Registrable Securities; provided, however, that the indemnification contained in this Section 6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the PubCo (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the PubCo be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by such Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the PubCo in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the PubCo, or (D) in connection with any offers or sales effected by or on behalf of such Subscriber in violation of Section 6.3 hereof. Subscriber shall notify the PubCo promptly of the institution of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which Subscriber becomes aware, provided that a failure by Subscriber to provide such notice shall not impact Subscriber’s right to be indemnified hereunder unless the PubCo is actually prejudiced thereby. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Securities by Subscriber.

6.5 Subscriber shall (severally and not jointly with any Other Subscriber) indemnify and hold harmless the PubCo, its directors, officers, agents and employees, and each person who controls the PubCo (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Subscriber furnished in writing to the PubCo by Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Registrable Securities giving rise to such indemnification obligation. The PubCo shall notify Subscriber promptly of the institution of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which the PubCo becomes aware, provided that a failure by the PubCo to provide such notice shall not impact the PubCo’s right to be indemnified hereunder unless Subscriber is actually prejudiced thereby. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Securities by Subscriber.

6.6 If the indemnification provided under this Section 6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 6.6 shall be individual, not joint and several, and in no event shall the liability of Subscriber hereunder be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Registrable Securities giving rise to such indemnification obligation.

7. Miscellaneous.

7.1 Further Assurances. At the PIPE Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

7.1.1 Subscriber acknowledges that the PubCo, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Subscriber agrees to promptly notify the PubCo if any of the acknowledgments, understandings, agreements, representations and warranties made by Subscriber set forth herein are no longer accurate in all material respects. Subscriber further acknowledges and agrees that the Placement Agent is a third-party beneficiary of the representations and warranties of Subscriber contained in Section 2.1 of this Subscription Agreement.

7.1.2 Each of the PubCo and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby, in each case, to the extent required by applicable law.

7.1.3 The PubCo may request from Subscriber such additional information as the PubCo may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Securities, and Subscriber shall use reasonable best efforts to promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures, provided that the PubCo agrees to keep confidential any such information provided by Subscriber.

7.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with affirmative confirmation of receipt, if sent by email, (c) one (1) business day after being sent, if sent by reputable, internationally recognized overnight courier service or (d) three (3) business days after the date of mailing by registered or certified mail (prepaid and return receipt requested), in any case, to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)	if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii)	if to the SPAC (prior to the Transaction Closing), to:

Pacifico Acquisition Corp.

c/o Pacifico Capital LLC

521 Fifth Avenue 17th Floor
New York, NY 10175

Attention: Edward Cong Wang, Chief Executive Officer

E-mail: edwardwang@pacificocorp.com

with a required copy to (which copy shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Giovanni Caruso
E-mail: gcaruso@loeb.com

and

Chardan Capital Markets, LLC

17 State Street, Suite 2130

New York, New York 10004

Attention:

Email:

(iii)	if to the PubCo, to:

Caravelle International Group

c/o Caravelle Group Co., Ltd.

P. O. Box 31119

Grand Pavilion, Hibiscus Way,

802 West Bay Road
Grand Cayman
KYI – 1205 Cayman Islands

Attention: Guohua Zhang

Email: zgh@caravelleglobal.com.cn

with a required copy to (which copy shall not constitute notice):

Jun He Law Offices LLC

Suite 1919, 630 Fifth Avenue

(45 Rockefeller Plaza)

New York, NY 10111

Attention: Lan Lou

Email: loul@junhe.com

7.3 Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by the SPAC, the PubCo and Subscriber in connection with the Offering).

7.4 Modifications and Amendments. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the SPAC, the PubCo, Subscriber and, if prior to the Transaction Closing, the Target.

7.5 Waivers and Consents. The terms and provisions of this Subscription Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party against whom enforcement of such waiver or consent is sought (and with respect to any waiver or consent by the SPAC or the PubCo prior to the Transaction Closing, the Target). No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Subscription Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

7.6 Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the Subscriber hereunder (other than the Securities acquired hereunder by Subscriber, if any, after the Transaction Closing and Subscriber’s rights under Section 6 above) may be transferred or assigned without the prior written consent of the SPAC and the PubCo, and any purported transfer or assignment without such consent shall be null and void ab initio; provided, however, Subscriber may transfer or assign its rights, interests and obligations hereunder to a controlled affiliate of Subscriber or another investment fund or account managed or advised by the same manager as Subscriber (or a related party or affiliate) that can satisfy the requirements of Section 2.1.4 and the other representations and warranties in Section 2.1, provided, further, that no such transfer or assignment without the prior express written consent of the PubCo shall release Subscriber of its obligations hereunder and such transferee(s) or assignee(s), as applicable, agrees in writing to be bound by the terms hereof as if it were the original Subscriber party hereto.

7.7 Benefit.

7.7.1 Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as expressly provided for herein, this Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

7.7.2 Subscriber acknowledges and agrees that (a) this Subscription Agreement is being entered into in order to induce the Target to execute and deliver the Transaction Agreement and without the representations, warranties, covenants and agreements of Subscriber hereunder, the Target would not enter into the Transaction Agreement, (b) each representation, warranty, covenant and agreement of Subscriber hereunder is being made also for the benefit of the Target and the Placement Agent, and (c) the Target may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Subscriber under this Subscription Agreement.

7.7.3 Each of the parties agrees that the Target is an express third party beneficiary of this Agreement and the Target may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions of this Agreement, as amended, modified, supplemented or waived in accordance with Sections 7.4 and 7.5, as if it were a direct party hereto. Each of the parties further agrees that the Placement Agent is a third-party beneficiary of the representations and warranties of Subscriber, the SPAC, and the PubCo under this Subscription Agreement.

7.8 Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

7.9 Consent to Jurisdiction; Waiver of Jury Trial. The parties hereto agree to submit any matter or dispute resulting from or arising out of the execution, performance, interpretation, breach or termination of this Agreement to the exclusive jurisdiction of federal or state courts within the County of New York, State of New York (and any appellate courts thereof) (the “Specified Courts”). Each of the parties agrees that service of any process, summons, notice or document in the manner set forth in Section 7.2 hereof or in such other manner as may be permitted by applicable law, shall be effective service of process for any proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 7.9. Each of the parties hereto irrevocably and unconditionally agrees that it is subject to, and hereby submits to, the personal jurisdiction of the Specified Courts for any action, suit or proceeding arising out of this Subscription Agreement or the transactions contemplated hereunder and waives any objection to the laying of venue in the Specified Courts (the United States District Court for the Southern District of New York, or the applicable New York state courts if the federal jurisdictional standards are not satisfied), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ITS RIGHTS TO A TRIAL BY JURY.

7.10 Non-Reliance and Exculpation. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person (including the Placement Agent, any of its respective affiliates or any of its or their control persons, officers, directors, employees, partners, agents, and any representatives of any of the foregoing), other than the statements, representations and warranties of the PubCo and the SPAC expressly contained in Section 2.2 and 2.3 of this Subscription Agreement, in making its investment or decision to invest in the PubCo. Subscriber acknowledges and agrees that neither of the Placement Agent, nor its affiliates or any of its or their respective control persons, officers, directors, employees or representatives shall have any liability to Subscriber pursuant to, arising out of or relating to this Subscription Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the SPAC, the PubCo, the Placement Agent, the Target or any other person or entity concerning the SPAC, the PubCo or the Target. Subscriber further acknowledges and agrees that no Other Subscriber pursuant to Other Subscription Agreements (including the controlling persons, members, officers, directors, partners, agents, employees or other representatives of any such Other Subscriber) shall be liable to Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

7.11 Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

7.12 Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby, shall survive the PIPE Closing until the expiration of any statute of limitations under applicable law.

7.13 Expenses. The Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

7.14 Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

7.15 Counterparts. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf), all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

7.16 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof. As used in this Subscription Agreement, the term: (x) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (y) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the SPAC will include the SPAC’s sponsor, Pacifico Capital LLC.

7.17 Mutual Drafting. This Subscription Agreement is the joint product of Subscriber and the PubCo and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

7.18 Remedies.

7.18.1 The parties agree that the irreparable damage would occur if this Subscription Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 7.9, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 7.18 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

7.18.2 The parties acknowledge and agree that this Section 7.18 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

7.18.3 In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the documented and out-of-pocket costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the documented out-of-pocket costs and external attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

8. Disclosure.

8.1 The SPAC shall, by 5:30 p.m., New York City time, on the first (1st ) business day immediately following the date of this Subscription Agreement file a Current Report on Form 8-K with the Commission (the time of such filing, “Disclosure Time”) disclosing and describing all material terms of the transactions contemplated hereby and the Mergers, and a form of this Subscription Agreement will be filed with the Commission as an exhibit thereto. From and after the Disclosure Time, the SPAC represents to Subscriber that it shall have publicly disclosed all material, non-public information delivered to Subscriber by the SPAC, the Target or any of their officers, directors, employees or agents in connection with the transactions contemplated by the Subscription Agreement and the Transaction Agreement, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with SPAC, the PubCo, Placement Agents or any of their affiliates, relating to the transactions contemplated by this Subscription Agreement.

8.2  Notwithstanding anything in this Subscription Agreement to the contrary, the SPAC shall not publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (i) as required by the federal securities law in connection with the Registration Statement, (ii) in a press release or marketing materials of the SPAC or the PubCo in connection with the Mergers to the extent any such disclosure is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 8.2 and (iii) to the extent such disclosure is required by law, at the request of the Staff of the Commission or regulatory agency or under the regulations of Nasdaq, in which case the SPAC shall provide Subscriber with prior written notice of such disclosure, and shall reasonably consult with the Subscriber regarding such disclosure.

9. Trust Account Waiver. Subscriber acknowledges that the SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the SPAC and one or more businesses or assets. Subscriber further acknowledges that, as described in the Prospectus available at www.sec.gov, substantially all of the SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering (including overallotment securities sold by the SPAC’s underwriter thereafter) and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they now have or may have in the future, in or to any monies held in the Trust Account or distributions therefrom to the SPAC’s public stockholders, and agrees not to seek recourse against the Trust Account for any claims in connection with, as a result of, or arising out of, this Subscription Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 9 (x) shall serve to limit or prohibit Subscriber’s right to pursue a claim against SPAC for legal relief against assets held outside the Trust Account (other than distributions to the SPAC’s public stockholders), for specific performance or other equitable relief, (y) shall serve to limit or prohibit any claims that Subscriber may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than distributions to the SPAC’s public stockholders) and any assets that have been purchased or acquired with any such funds) or (z) shall be deemed to limit any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the SPAC acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the SPAC.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the SPAC, the PubCo, and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

PACIFICO ACQUISITION CORP.

By:
	Name:	Edward Cong Wang
	Title:	Chief Executive Officer

CARAVELLE INTERNATIONAL GROUP

By:
	Name:	Edward Cong Wang
	Title:	Sole Director

Acknowledged:

CARAVELLE GROUP CO., LTD

By:
	Name:	Guohua Zhang
	Title:	Chief Executive Officer

{Signature page to Subscription Agreement]

Accepted and agreed as of the date first set forth above.

SUBSCRIBER:

Name of Subscriber:	Name of Joint Subscriber, if applicable

{Please print}	{Please print}

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Community Property
☐ Tenants-in-Common

Subscriber’s EIN:_______________________	Joint Subscriber’s EIN:_______________________

Business Address-Street:	Mailing Address-Street (if different):

__________________________________________	__________________________________________

__________________________________________	__________________________________________

City, State, Zip: _____________________________	City, State, Zip:_______________________________

Attn: ______________________________________	Attn: ______________________________________

Telephone No.: _____________________________	Telephone No.: ______________________________

Facsimile No: _______________________________	Facsimile No: ________________________________

Email Address: ______________________________	Email Address:_______________________________

Aggregate Number of shares of Securities subscribed for: ______________________________

Aggregate Purchase Price: $________________________

Subscriber must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds to the account specified by the SPAC in the Closing Notice.

If Subscriber wants certificated Securities rather than book-entry form, indicate here: ________

{Signature page to Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Schedule A should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.	☐	Subscriber is subscribing for the Securities as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.	☐	Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), and has marked and initialed the appropriate box on the following page indicating the provision under which it qualifies as an institutional “accredited investor.”

2.	☐	Subscriber is not a natural person.

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box) SUBSCRIBER:

☐ is:

☐ is not

an “affiliate” (as defined in Rule 144 under the Securities Act) of the SPAC or acting on behalf of an affiliate of the SPAC.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

Sch. A-1

☐	Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐	Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940;

☐	Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐	Any investment company registered under the Investment Company Act or a business development company as defined in section 2(a) (48) of the Investment Company Act;

☐	Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

☐	Any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) the plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐	Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

Sch. A-2

☐	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐	Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐	Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐	Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the PubCo is directed by such family office pursuant to the previous paragraph; or

☐	Any entity in which all of the equity owners are accredited investors.

☐	I have an individual net worth, or joint net worth with my spouse or spousal equivalent, of more than $1,000,000 exclusive of the value of my primary residence.

(For purposes of determining net worth, exclude the value of your primary residence as well as the amount of indebtedness secured by your primary residence, up to the fair market value. Any amount of such indebtedness secured in excess of the fair market value of your primary residence must be included as a liability. In the event the indebtedness on your primary residence was increased in the 60 days preceding the completion of this Agreement, the amount of the increase must be included as a liability in the net worth calculation. For this purpose, “joint net worth” can be the aggregate net worth of the investor and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. Reliance on the joint net worth standard described herein does not require that the securities be purchased jointly. For this purpose, “spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse.)

☐	I have an individual income in excess of $200,000, or joint income with my spouse or spousal equivalent in excess of $300,000, in each of the 2 most recent years and I have a reasonable expectation of reaching the same income level in the current year.

☐	I hold, in good standing, 1 or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status and which the SEC has posted as qualifying. (For this purpose, the SEC has posted the following qualifying professional certifications: holders in good standing of FINRA Series 7, Series 65, and Series 82 licenses.)

Sch. A-3